EXHIBIT 2.1

EXECUTION VERSION

______________________________________________________________________

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

Change healthcare holdings, llc,

CHANGE HEALTHCARE Technologies, LLC,

and

ECS Acquisition Co. LLC

Dated as of April 5, 2018

______________________________________________________________________

Table of Contents

Page

Article 1 Purchase And Sale Of Securities2

1.01	The Closing2
1.02	Purchase and Sale of Membership Interests2
1.03	Calculation of Closing and Final Purchase Price2
1.04	Closing Deliverables and Payments5

Article 2 Conditions to Closing7

2.01	Conditions to All Parties’ Obligations7
2.02	Conditions to Buyer’s Obligations7
2.03	Conditions to Sellers’ Obligations9

Article 3 Representations and Warranties  with Respect to the Company9

3.01	Organization and Power9
3.02	Authorization; Valid and Binding Agreement; No Breach9
3.03	Capitalization and Subsidiaries10
3.04	Financial Statements11
3.05	Absence of Certain Developments12
3.06	Title to Real Properties13
3.07	Title to Other Properties14
3.08	Tax Matters14
3.09	Contracts and Commitments16
3.10	Intellectual Property; Software17
3.11	Litigation20
3.12	Employee Benefit Plans20
3.13	Insurance21
3.14	Compliance with Laws21
3.15	Environmental Compliance and Conditions22
3.16	Affiliated Transactions23
3.17	Labor and Employee Matters23
3.18	Data Privacy and Information Security24
3.19	Sufficiency of Assets25
3.20	Brokerage25
3.21	Material Clients25
3.22	Material Suppliers26
3.23	Healthcare Matters.26
3.24	No Other Representations and Warranties27

Article 4 Representations and Warranties with Respect to Sellers27

4.01	Organization and Power; Authorization27

i

4.02	Ownership28

Article 5 Representations and Warranties of Buyer28

5.01	Organization and Power28
5.02	Authorization; Valid and Binding Agreement28
5.03	No Breach29
5.04	Consents, etc29
5.05	Litigation29
5.06	Brokerage30
5.07	Investment Representation30
5.08	Financial Ability30
5.09	Solvency31
5.10	Investigation31

Article 6 Covenants of Sellers31

6.01	Conduct of the Business31
6.02	Access to Books and Records32
6.03	Other Actions; Conditions33
6.04	Exclusive Dealing33
6.05	Related Party Obligations33
6.06	Restructuring34
6.07	Resignations34
6.08	Liens34
6.09	Financing Assistance34
6.10	Leased Real Property35

Article 7 Covenants of Buyer36

7.01	Access to Books and Records36
7.02	Conditions36
7.03	Contact with Clients and Suppliers36
7.04	Employees36
7.05	Procedures for Non-Assigned Contracts38
7.06	Financing39

Article 8 Indemnification40

8.01	Survival of Representations, Warranties, Covenants, Agreements and Other Provisions40
8.02	Indemnification for the Benefit of the Buyer Indemnified Parties41
8.03	Indemnification for the Benefit of the Seller Indemnified Parties42
8.04	Limitations on Indemnification42
8.05	Mitigation45
8.06	Indemnification Procedures; Defense of Third Party Claims45
8.07	Sole and Exclusive Remedy46
8.08	Other Claims47

8.09	No Circular Recovery; Double Recovery47

Article 9 Termination48

9.01	Termination48
9.02	Effect of Termination49

Article 10 Additional Covenants and Agreements49

10.01	Acknowledgment by Buyer49
10.02	Tax Matters50
10.03	Misdirected Payments51
10.04	Confidentiality52
10.05	Notification53
10.06	HSR Filing.53
10.07	Further Assurances54

Article 11 Definitions54

11.01	Definitions54
11.02	Other Definitional Provisions69

Article 12 Miscellaneous70

12.01	Press Releases and Communications70
12.02	Expenses70
12.03	Prevailing Party70
12.04	Knowledge Defined70
12.05	Notices71
12.06	Assignment72
12.07	Severability72
12.08	No Strict Construction72
12.09	Amendment and Waiver73
12.10	Complete Agreement73
12.11	Counterparts73
12.12	Governing Law73
12.13	Consent to Jurisdiction and Service of Process74
12.14	Waiver of Jury Trial75
12.15	No Third Party Beneficiaries75
12.16	Representation of Sellers and their Affiliates75
12.17	Deliveries to Buyer; Disclaimer76
12.18	Conflict Between Transaction Documents77
12.19	Specific Performance; Other Remedies77
12.20	Electronic Delivery78
12.21	Limitation on Recourse78

ANNEXES

Annex AProduct Offerings

Annex BAgreed Accounting Principles

Annex CExample Calculation

Annex DTax Allocation

EXHIBITS

Exhibit AForm of Non-Competition Agreement

Exhibit BForm of Contribution Agreement

Exhibit CForm of Lease Assignment

Exhibit DForm of Transition Services Agreement

Exhibit EForm of Escrow Agreement

Exhibit FGuaranty

Exhibit G        Offer Employees

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made as of April 5, 2018, by and among ECS Acquisition Co. LLC, a Delaware limited liability company (“Buyer”), Change Healthcare Technologies, LLC, a Delaware limited liability company (“CHT”), Change Healthcare Holdings, LLC, a Delaware limited liability company (“CHC”, and together with CHT, “Sellers”).  Capitalized terms used and not otherwise defined herein have the meanings set forth in Article 11 below.

W I T N E S S E T H:

WHEREAS, Buyer desires to acquire and Sellers desire to sell to Buyer all issued and outstanding membership interests of Barista Operations, LLC, a Delaware limited liability company (the “Company”), which entity, as of the Closing, will own and operate the extended care solutions business of Sellers and their Subsidiaries providing information technology solutions to home health and hospice organizations for clinical decision support, clinical workflow, EMR integration, care planning, and clinician productivity, including, but not limited to, through the product offerings on Annex A (collectively, the “Business”), which such Business comprises the legacy Extended Care Solutions business of McKesson Technology Solutions that was contributed to CHC by McKesson Corporation effective March 1, 2017.

Restructuring

WHEREAS, Sellers and their Subsidiaries have taken and will take certain steps further described below to reorganize themselves in order to separate the Business from Sellers’ and their Subsidiaries’ other operations (all of such businesses, operations, assets and liabilities not transferred to the Company in connection with the Restructuring, the “Seller Business”) prior to the Closing, and Sellers and their respective Affiliates (other than the Company) will retain the Seller Business.

WHEREAS, prior to the Closing, Sellers and the Company will enter into the Contribution Agreement pursuant to which, on the terms and subject to the conditions specified therein, Sellers and their Subsidiaries shall contribute to the Company certain assets and liabilities relating to the Business (consisting of the Seller Contributed Assets and the Company Assumed Liabilities) and the Company shall receive the Seller Contributed Assets and assume the Company Assumed Liabilities (collectively, the “Restructuring”).

Purchase and Sale of the Business

WHEREAS, subject to the terms and conditions set forth herein, following the consummation of the Restructuring, at the Closing, Sellers will sell to Buyer, and Buyer will purchase from Sellers, all of the issued and outstanding membership interests of the Company, which comprise 100% of the issued and outstanding Ownership Interests of the Company (the “Membership Interests”), free and clear of all Liens, in exchange for the Purchase Price.

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of Buyer to enter into this Agreement, Sellers are entering into a non-competition, non-solicitation, non-hire and confidentiality agreement with

Buyer in the form attached hereto as Exhibit A (the “Non-Competition Agreement”), which such Non-Competition Agreement shall become effective upon the Closing.

WHEREAS, concurrently with the execution and delivery of this Agreement, Netsmart Technologies, Inc. is entering into a limited guaranty in favor of the Sellers in the form attached hereto as Exhibit F.

NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound, the parties hereto each agree as follows:

Article 1

Purchase And Sale Of Securities

1.01The Closing

.  Subject to any earlier termination hereof in accordance with Section 9.01, the closing of the transactions contemplated herein (“Closing”) will take place at the offices of Bass, Berry & Sims PLC in Nashville, Tennessee, at 10:00 a.m. local time on (a) the first Business Day of the first calendar month in which all conditions to the obligations of the parties to consummate such transactions are, and have been during the three (3) Business Days prior to the first Business Day of such calendar month, satisfied or waived (other than conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of such conditions at Closing) or (b) such other date or time as the parties hereto mutually agree to in writing (the actual date Closing occurs being the “Closing Date”).  Notwithstanding the immediately preceding sentence, in no event shall Buyer be obligated to consummate the Closing prior to the date that is three (3) Business Days after the Specified Pre-Closing Period.  Closing will be effective for Tax reporting and accounting purposes, as of 12:01 a.m. local time in Nashville, Tennessee on the Closing Date (the “Effective Time”); provided, however, that, for the avoidance of doubt, the foregoing shall not have any impact on the calculations (including, without limitation, the timing thereof as set forth elsewhere in this Agreement) of Net Working Capital, the Closing Indebtedness Amount, Unpaid Transaction Expenses, Seller Taxes or any other calculation set forth in this Agreement.  The parties hereto agree that documents may be delivered at Closing by facsimile or other electronic means, and the receiving party may rely on the receipt of such documents so delivered as if the original had been received.

1.02Purchase and Sale of Membership Interests

.  Upon the terms and subject to the conditions set forth in this Agreement, immediately prior to the Calculation Time, Sellers shall cause the steps of the Restructuring to occur in accordance with the Contribution Agreement. At the Closing, Sellers will sell, assign, transfer and convey to Buyer, and Buyer will purchase and acquire from Sellers, all of the Membership Interests, free and clear of all Liens (other than Liens arising under applicable securities Laws), in exchange for the payment of cash as set forth below.

1.03Calculation of Closing and Final Purchase Price

.

(a)The aggregate purchase price to be paid by the Buyer for the Membership Interests shall be $167,500,000 (the “Purchase Price”); provided, however, that, (i) at the Closing,

the Purchase Price shall be (A)(1) increased by the amount by which the Estimated Net Working Capital exceeds the Net Working Capital Target or (2) decreased by the amount by which the Net Working Capital Target exceeds the Estimated Net Working Capital, (B) decreased by the Estimated Closing Indebtedness Amount, and (C) decreased by the amount of Estimated Transaction Expenses, and, (ii) following the Closing, the Purchase Price shall be further adjusted in accordance with Sections 1.03(e) and 1.03(f).

(b)At least three (3) Business Days prior to the Closing Date, Sellers will deliver to Buyer an estimated unaudited balance sheet of the Company as of the Calculation Time (for the avoidance of doubt, after giving effect to the Restructuring) and a written statement (the “Estimated Closing Statement”) setting forth their good faith estimates of (i) the Net Working Capital calculated consistent with the Agreed Accounting Principles and the example calculation attached as Annex C (including the adjustments included therein) (the “Estimated Net Working Capital”), (ii) the Closing Indebtedness Amount (the “Estimated Closing Indebtedness Amount”), and (iii) the Unpaid Transaction Expenses (the “Estimated Transaction Expenses”), in each case, reasonably satisfactory to Buyer, and together with reasonable supporting or underlying documentation used in preparation thereof. The Estimated Closing Statement shall also include each of the Indebtedness Pay-off Letters (if any) and invoices from the respective payees representing (or, if invoices are not reasonably available, payment instructions for) the Unpaid Transaction Expenses (if any).

(c)Within ninety (90) days after the Closing Date, Buyer will deliver to Sellers (i) an unaudited balance sheet of the Company as of the Calculation Time (the “Balance Sheet”) and (ii) its calculation of (A) the Net Working Capital, (B) the Closing Indebtedness Amount, and (C) the Unpaid Transaction Expenses (together, the “Closing Statement”).  The Closing Statement will be prepared in a manner consistent with the definitions of the terms Net Working Capital, Closing Indebtedness Amount and Unpaid Transaction Expenses and the Agreed Accounting Principles and the example calculation attached as Annex C.  The Closing Statement will entirely disregard (i) any and all effects on the Company (including the assets and liabilities of the Company) as a result of any financing or refinancing arrangements entered into at any time by Buyer or any of its Affiliates or any other transaction entered into by Buyer or any of its Affiliates in connection with the consummation of the transactions contemplated hereby, and (ii) any of the plans, transactions, fundings, payments or changes that Buyer or any of its Affiliates initiates or makes or causes to be initiated or made after the Closing with respect to the Company or the Business, or any facts or circumstances that are unique or particular to Buyer or any of its Affiliates or any of their assets or liabilities.

(d)During the Objection Period, Buyer will, and will cause the Company to, (i) provide Sellers and their representatives with reasonable access during normal business hours to the books, records (including work papers, schedules, memoranda and other documents) and supporting data of Buyer, its Affiliates and the Company relating to the Business reasonably requested and to the extent reasonably necessary for purposes of Sellers’ review of the Closing Statement, and (ii) reasonably cooperate with Sellers and their representatives in connection with such review, including providing on a timely basis such other information necessary or useful in connection with the review of the Closing Statement as is reasonably requested by Sellers or their representatives.  If Sellers have any objections to the Closing Statement, Sellers will deliver to Buyer a statement setting forth their objections thereto (an “Objections Statement”), which statement will identify in reasonable detail those items and amounts to which Sellers object (the “Disputed Items”) and Sellers’ proposal and calculations for such Disputed Items.  If an Objections Statement is not delivered to Buyer within thirty (30) days after delivery of the Closing Statement (the “Objection Period”), the Closing Statement as prepared by Buyer will be final, binding and non-appealable by the parties; provided that, in the event Buyer, its Subsidiaries or the Company do not provide any papers or documents reasonably requested by Sellers or any of their representatives within five (5) days after a request therefor (or such shorter period as may remain in such thirty (30) day period), such thirty (30) day period will be extended by one day for each additional day required for Buyer to respond to such request.  Sellers and Buyer will negotiate in good faith to resolve the Disputed Items and all such discussions will (unless otherwise agreed by Buyer and Sellers) be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule, but if they do not reach a final resolution within thirty (30) days after the delivery of the Objections Statement to Buyer, Sellers and Buyer will submit any unresolved Disputed Items to a mutually acceptable, independent, nationally recognized public accounting firm (the “Accounting Firm”) and the parties hereto agree to enter into reasonable and customary arrangements for the services to be rendered by the Accounting Firm under this Section 1.03(d).  The parties hereto shall use their commercially reasonable efforts to cause the Accounting Firm to issue a written report as to the resolution of each Disputed Item, as determined by the Accounting Firm in accordance with the definitions and terms provided in this Agreement and the Agreed Accounting Principles.  The Accounting Firm shall not assign a value to any Disputed Item that is greater than the greatest value for such item assigned to it by Buyer, on the one hand, or Sellers, on the other hand, or less than the smallest value for such item assigned to it by Buyer, on the one hand, or Sellers, on the other hand, based solely on such written submissions by Buyer and Sellers (or by in-person or telephonic conferences if agreed to among each of Buyer, Sellers and the Accounting Firm) and not by independent review and neither Buyer nor Sellers shall have any ex parte conversations or meetings with the Accounting Firm without the prior written consent of Sellers (in the case of Buyer) and Buyer (in the case of Sellers).  Buyer and Sellers shall each furnish to the Accounting Firm such work papers and other documents and information relating to the Disputed Items, and shall answer questions, as such Accounting Firm may reasonably request.  The determination of the Accounting Firm shall be non-appealable, final, binding and conclusive on the parties hereto (absent manifest arithmetical error).  The fees and expenses of the Accounting Firm shall be paid by Buyer, on the one hand, and Sellers, on the other hand, based on the inverse of the percentage of the amounts that the Accounting Firm determines in such party’s favor bears to the aggregate amount of the total Disputed Items (for example, should the aggregate Disputed Items total $1,000 and the Accounting Firm awards $600 in favor of Sellers’ position, sixty percent (60%) of the fees and expenses of the Accounting Firm’s review would be paid by Buyer and forty percent (40%) of the Accounting Firm’s fees and expenses would be paid by Sellers.

(e)If the Net Working Capital as finally determined pursuant to Section 1.03(d) (the “Final Net Working Capital”) is greater than the Estimated Net Working Capital, then the Purchase Price shall be increased by the amount of such excess, if the Closing Indebtedness Amount as finally determined pursuant to Section 1.03(d) (the “Final Closing Indebtedness Amount”) is less than the Estimated Closing Indebtedness Amount, then the Purchase Price shall be increased by the amount of such difference, and if the amount of Unpaid Transaction Expenses as finally determined pursuant to Section 1.03(d) (the “Final Transaction Expenses”) is less than the Estimated Transaction Expenses, then the Purchase Price shall be increased by the amount of such difference.

(f)If the Final Net Working Capital is less than the Estimated Net Working Capital, then the Purchase Price shall be decreased by the amount of such difference, if the Final Closing Indebtedness Amount is greater than the Estimated Closing Indebtedness Amount, then the Purchase Price shall be decreased by the amount of such excess, and if the amount of Final Transaction Expenses is greater than the Estimated Transaction Expenses, then the Purchase Price shall be decreased by the amount of such excess.

(g)To the extent the aggregate increases to the Purchase Price in Section 1.03(e) exceed the aggregate decreases to the Purchase Price in Section 1.03(f) (the “Final Closing Adjustment Excess”), Buyer shall pay the Final Closing Adjustment Excess to Sellers by wire transfer of immediately available funds to an account(s) designated by Sellers within three (3) Business Days following such final determination.  To the extent the aggregate decreases to the Purchase Price in Section 1.03(f) exceed the aggregate increases to the Purchase Price in Section 1.03(e) (the “Final Closing Adjustment Shortfall”), then Sellers shall pay to Buyer such shortfall by wire transfer of immediately available funds to an account designated by Buyer within three (3) Business Days following such final determination.

(h)All adjustments to the Purchase Price required pursuant to Sections 1.03(e) and 1.03(f) will be deemed to be adjustments for Tax purposes to the aggregate purchase price paid by Buyer for the Membership Interests purchased by it pursuant to this Agreement, unless otherwise required by Law.

1.04Closing Deliverables and Payments

.

(a)Sellers’ Closing Deliverables.  At the Closing, Sellers shall deliver or cause to be delivered the following to Buyer:

(i)documentation necessary to evidence and effect the assignment, transfer and delivery of the Membership Interests to Buyer;

(ii)a certificate of Sellers executed by a duly authorized officer thereof, dated as of the Closing Date, stating that the conditions specified in Sections 2.02(a), 2.02(b), 2.02(c), 2.02(d) and 2.02(e) have been satisfied (the “Seller Closing Certificate”);

(iii)the Transition Services Agreement in the form set forth on Exhibit D (but subject to the agreement of the parties as to the related schedules), duly executed by CHC and the Company;

(iv)the Lease Assignment, duly executed by CHT and the Company;

(v)the Escrow Agreement, duly executed by the Sellers and the Escrow Agent;

(vi)a certificate from the Sellers, dated as of the Closing Date, duly executed and delivered by the Secretary or comparable authorized representative of such entity, (A) attaching copies of (1) the Sellers’ and the Company’s Organizational Documents, and (2) certified copies of the resolutions duly adopted by each Sellers’ board of directors (or equivalent governing body) authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements to which such Seller is a party, and the consummation of all transactions contemplated hereby and thereby, (B) certifying that such attached copies referred to in clause (A) above are true, correct and complete copies, and (C) certifying to the incumbency, signature and authority of the officers of such entity to execute and deliver this Agreement and the applicable Ancillary Agreements;

(vii)a certificate as to the non-foreign status of each Seller in a form and substance required by Treasury Regulations Section 1.1445-2(b)(2);

(viii)a certificate of good standing for the Company issued not more than ten (10) days prior to the Closing Date by the Secretary of State or comparable Governmental Body of its jurisdiction of organization and each other jurisdiction where each such entity is qualified to do business;

(ix)evidence of the release of liens provided by Bank of America in form and substance reasonably satisfactory to the Buyer;

(x)all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, or notices to, any Person required in connection with the execution, delivery or performance of this Agreement set forth on Schedule 1.04(a)(x) shall have been obtained or made and shall be in full force and effect, in each case in form and substance reasonably satisfactory to the Buyer (and copies thereof shall have been provided to Buyer);

(xi)the written resignations contemplated by Section 6.07;

(xii)duly executed written agreements terminating the Related Party agreements as contemplated by Section 6.05; and

(xiii)the Contribution Agreement, duly executed by Sellers and the Company.

(b)Buyer’s Closing Deliverables and Closing Payment.  At the Closing, Buyer shall deliver or cause to be delivered the following to Sellers:

(i)the Closing Payment Amount by wire transfer to such account(s) specified in writing by Sellers (which wire transfer instructions must be delivered to Buyer at least three (3) Business Day prior to Closing);

(ii)a certificate of Buyer executed by a duly authorized officer thereof, dated as of the Closing Date, stating that the conditions specified in Sections 2.03(a) and 2.03(b) hereof have been satisfied (the “Buyer Closing Certificate”);

(iii)certified copies of the resolutions duly adopted by Buyer’s board of directors (or equivalent governing body) authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby; and

(iv)the Escrow Agreement, duly executed by Buyer.

(c)Commercial Arrangement; Escrow Deposit.  At the Closing, Buyer shall deposit or cause to be deposited an amount equal to $2,500,000 (the “Escrow Amount” and such funds plus all income accrued thereon, the “Escrow Funds”, with Citibank, N.A., as escrow agent (the “Escrow Agent”).  The Escrow Funds shall be maintained by the Escrow Agent as segregated funds and administered in accordance with the terms of the escrow agreement by and among the Sellers, the Buyer and the Escrow Agent in the form attached hereto as Exhibit E (the “Escrow Agreement”).  The Escrow Funds will be released to Buyer and/or Sellers, as the case may be, in accordance with the terms set forth on Schedule 1.04(c) and any amount not released to Sellers shall be deemed an adjustment to Purchase Price.

Article 2

Conditions to Closing

2.01Conditions to All Parties’ Obligations

.  The obligations of Sellers and Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver of the following conditions at or prior to the Closing:

(a)(i) No Governmental Body of competent jurisdiction shall have (A) enacted, issued or promulgated any Law that is in effect and has the effect of making the consummation of the transactions contemplated hereby illegal or which has the effect of prohibiting or otherwise preventing the consummation of the transactions contemplated hereby or (B) issued or granted any Order that is in effect and has the effect of making the consummation of the transactions contemplated hereby illegal or which has the effect of prohibiting or otherwise preventing the consummation of the transactions contemplated hereby, and (ii) no Proceeding shall be pending or threatened in writing by or before any Governmental Body by any third party that (A) seeks to prevent, restrain or hinder the consummation of the transactions contemplated by this Agreement or (B) would reasonably be expected to declare unlawful any of the transactions contemplated by this Agreement or cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

(b)The filings of Buyer and Sellers pursuant to the HSR Act shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(c)Buyer and Sellers shall have mutually agreed on the form and substance of the schedules to the Transition Services Agreement.

2.02Conditions to Buyer’s Obligations

.  In addition to the conditions set forth in Section 2.01, the obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver in writing by Buyer of the following conditions at or prior to the Closing:

(a)Each of the representations and warranties of Sellers contained in Article 3 and Article 4 (in each case, without giving effect to any “Material Adverse Effect” or materiality or similar qualification therein), other than the representations and warranties set forth in Sections 3.01 (Organization and Power), 3.02(a) (Authorization; Valid and Binding Agreement), 3.03 (Capitalization and Subsidiaries) 3.07(a) (Title to Other Properties), 3.19 (Sufficiency of Assets), 3.20 (Brokerage), 4.01 (Organization and Power) and 4.02 (Ownership) shall be true and correct at and as of the date of this Agreement and at and as of the Closing as if made anew as of such time (except to the extent any such representation and warranty are expressly made as of an earlier date (in which case as of such earlier date)), except for, in each case, any inaccuracies or omissions that taken together have not had and would not reasonably be expected to have a Material Adverse Effect;

(b)Each of the representations and warranties of Sellers contained in Section 3.19 (Sufficiency of Assets), (without giving effect to any “Material Adverse Effect” or materiality or similar qualification therein) shall be true and correct in all respects at and as of the Closing as if made anew as of such time (except to the extent any such representation and warranty are expressly made as of an earlier date (in which case as of such earlier date)) except for any inaccuracies or omissions that taken together would not reasonably be expected to result in excess of $5,000,000 in indemnifiable Losses to the Buyer Indemnified Parties following the Closing;

(c)Each of the representations and warranties of Sellers contained in Sections 3.01 (Organization and Power), 3.02(a) (Authorization; Valid and Binding Agreement), 3.03 (Capitalization and Subsidiaries), 3.07(a) (Title to Other Properties), 3.20 (Brokerage), 4.01 (Organization and Power), 4.02 (Ownership) and the Contribution Agreement (in each case, without giving effect to any “Material Adverse Effect” or materiality or similar qualification therein) shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing as if made anew as of such time (except to the extent any such representation and warranty are expressly made as of an earlier date (in which case as of such earlier date));

(d)Sellers shall have complied with and performed in all material respects all of the covenants and agreements under this Agreement that are required to be performed by them at or prior to the Closing;

(e)Since the date of this Agreement, there shall not have occurred a Material Adverse Effect;

(f)All Liens, other than any Permitted Liens, on the Seller Contributed Assets and on the Company and its assets must have been released at or prior to the Closing;

(g)The Restructuring shall have been completed in accordance with the Contribution Agreement; and

(h)Sellers shall have delivered or caused to be delivered each document that Section 1.04(a) requires them to deliver.

2.03Conditions to Sellers’ Obligations

.  In addition to the conditions set forth in Section 2.01, the obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver in writing by Sellers of the following conditions at or prior to the Closing:

(a)Each of the representations and warranties set forth in Article 5 hereof shall be true and correct as of the date of this Agreement and at and as of the Closing as if made anew as of such date (except to the extent any such representation and warranty are expressly made as to an earlier date (in which case as of such earlier date)), except for any failure of such representation and warranty to be true and correct that has not had a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby;

(b)Buyer shall have complied with and performed in all material respects all of the covenants and agreements under this Agreement that are required to be performed by it at or prior to the Closing; and

(c)Buyer shall have delivered or caused to be delivered each document or other deliverable that Section 1.04(b) requires it to deliver.

Article 3

Representations and Warranties
with Respect to the Company

Except as set forth in the corresponding sections and subsections of the disclosure schedules delivered in connection with the execution of this Agreement, Sellers, jointly and severally, represent and warrant to Buyer, as of the date hereof and as of the Closing, as follows:

3.01Organization and Power

.  The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate all of its assets, rights and properties and to carry on the Business as it has been conducted since April 1, 2017. The Company is duly qualified to do business and is in good standing in every jurisdiction in which its ownership of property or the conduct of the Business as now conducted requires it to qualify, except where the failure to be so qualified would not be material to the Business. The Company has made available to Buyer complete and correct copies of the Organizational Documents of the Company. The Company is not in violation of any of the provisions of its Organizational Documents.

3.02Authorization; Valid and Binding Agreement; No Breach

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(a)The Company has all necessary limited liability company power and authority to execute and deliver each Ancillary Agreement to which the Company is a party and to perform its obligations thereunder and to consummate the transactions contemplated thereby.  The execution, delivery and performance of each Ancillary Agreement to which the Company is a party, and the consummation of the transactions contemplated thereby, have been duly and validly authorized by all requisite action on the part of the Company, and no other proceedings on the Company’s part are necessary to authorize the execution, delivery or performance of the Ancillary Agreements to which it is a party.  Each Ancillary Agreement to which the Company is a party will be duly executed and delivered by the Company at Closing and, assuming the due authorization, execution and delivery thereof by the other parties thereto, will constitute at Closing a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or moratorium Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

(b)Except as set forth on the attached Schedule 3.02(b), the execution, delivery and performance by Sellers of this Agreement and each Ancillary Agreement to which either Seller or any of their Subsidiaries or the Company is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) violate, contravene or conflict with any provision of Sellers’ or their Subsidiaries’ or the Company’s Organizational Documents, (ii) assuming that the filings referred to in Section 3.02(c) are made and any waiting periods thereunder have expired or been terminated, violate, contravene or conflict with any Law or Order, (iii) contravene, conflict with, result in the violation or breach of any of the terms or conditions of, or constitute (with or without notice or lapse of time or both) a default under or give rise to any right of notice, modification, acceleration, payment, suspension, withdrawal, cancellation or termination under, or in any manner release any party thereto from any obligation under, or otherwise affect any rights of any Seller or any of their Subsidiaries or the Company under, any Material Contract or Business Permit, or (iv) result in the creation of any Lien (other than Permitted Liens) upon the Membership Interests (other than Liens arising under applicable securities Laws) or any material assets, rights or properties of the Business.

(c)Assuming all filings required under the HSR Act are made and any waiting periods thereunder have expired or been terminated, no authorizations, consents, or approvals of, or filings, declarations or registrations with, or notices to, any Governmental Body are necessary for the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby by the Sellers, their Subsidiaries and/or the Company, as applicable.

3.03Capitalization and Subsidiaries

.

(a)Schedule 3.03(a) attached hereto sets forth a complete and correct list of the issued and outstanding Membership Interests of the Company, including the name of the record and beneficial owner thereof and the number of Membership Interests held thereby. The Membership Interests constitute the only issued and outstanding equity securities of, or Ownership Interests in, the Company. All of such Membership Interests have been duly authorized and validly issued and have not been issued in violation of any preemptive rights. The Company has not violated any applicable federal or state securities Laws in connection with the offer, sale or issuance of any of the Membership Interests.  There are no outstanding options, warrants or other rights of any Person to acquire any of the Membership Interests or any other equity securities of, or any Ownership Interests in, the Company, or securities exercisable or exchangeable for, or convertible into, equity securities of, or Ownership Interests in, the Company. There are no voting agreements, voting trusts or other agreements, commitments or understandings with respect to the voting or transfer of Membership Interests of the Company and there are no agreements containing profit participation or phantom equity features with respect to the Company.

(b)The Company does not own any equity securities of or Ownership Interests in any other Person.

(c)The Membership Interests are not “securities” governed by Article 8 of the UCC.

3.04Financial Statements

.

(a)Schedule 3.04(a) attached hereto consists of (i) the income statement of the Business, on a consolidated basis, for the nine month period ended December 31, 2017 (the “Nine-Month Financial Statements Period”) and the balance sheet for the Business, on a consolidated basis, as of December 31, 2017 (the “Nine-Month Financial Statements”) and (ii) the income statements of the Business, on a consolidated basis, for the calendar months of January 2018 and February 2018 and the two month period ended February 28, 2018 (the “Interim Financial Statements”, and together with the Nine-Month Financial Statements, the “Financial Statements”).

(b)Except as set forth in Schedule 3.04(b), the Financial Statements (i) have been prepared in accordance with, for the Nine-Month Financial Statements, the Agreed Accounting Principles consistently applied, and for the Interim Financial Statements, in accordance with past practice of Sellers for the preparation of monthly financial statements for the Business, (ii) with respect to the Nine-Month Financial Statements, fairly present (in accordance with the Agreed Accounting Principles) in all material respects the financial position and results of operations of the Business as a stand-alone business as of the dates and for the periods indicated therein (for the avoidance of doubt, including, without limitation, (A) all costs and expenses of services provided to the Business by the Sellers or their Subsidiaries or Affiliates and (B) all costs and expenses of IT Systems or other hardware leased by the Sellers’ Affiliates and used primarily in the Business), and (iii) with respect to the Nine-Month Financial Statements were prepared from, and are in all material respects in accordance with and accurately reflect the books and records of the Business.  All books and records of the Business upon which the Nine-Month Financial Statements were based have been maintained in the Ordinary Course, reflect only actual, bona fide transactions and reflect in all material respects the transactions and results of operations of the Business in accordance with accounting practices historically used by Sellers in connection with the operation of the Business, consistently applied, during all such periods.  Since December 31, 2017, there has been no change in the accounting methods or practices followed by Sellers in connection with the operation of the Business, or in the depreciation, amortization, or inventory valuation policies used or adopted by Sellers in connection with the operation of the Business.

(c)There are no material Liabilities of the Business, except for (i) Liabilities reflected or reserved against in the Nine-Month Financial Statements, (ii) current Liabilities incurred in the Ordinary Course (none of which result from or arise out of any breach of or default under any Contract, breach of warranty, tort, infringement or violation of Law) since December 31, 2017, (iii) Liabilities disclosed on Schedule 3.04(c) attached hereto, (iv) Liabilities pursuant to this Agreement and any Ancillary Agreement and the transactions contemplated hereby and thereby and (v) the Retained Liabilities.

(d)All accounts receivable of the Business (including all accounts receivable reflected in the Nine-Month Financial Statements and all accounts receivable that have arisen since the date of the Nine-Month Financial Statements (except such accounts receivable as have been collected since such dates)) are valid and enforceable claims and were earned by performance of actual, bona fide transactions in the Ordinary Course.  The allowance for doubtful accounts, if any, set forth on the Nine-Month Financial Statements was determined in accordance with the Agreed Accounting Principles.  All accounts payable of the Business arose in the Ordinary Course and represent only actual, bona fide transactions.  Since April 1, 2017, all current assets and current liabilities of the Business have been managed by the Sellers and their Subsidiaries in all material respects in the Ordinary Course (including the collection of accounts receivable and payment of accounts payable and other liabilities).

(e)The Company has been formed solely for the purpose of engaging in the transactions contemplated hereby and by the Contribution Agreement and Restructuring and prior to the Effective Time has engaged in no other business activities and has incurred no liabilities or obligations other than as contemplated herein or pursuant to or incidental with the Contribution Agreement and Restructuring. The Company does not have, and has never had, any employees.

3.05Absence of Certain Developments

.  Since December 31, 2017, there has not been any Material Adverse Effect.  Since December 31, 2017 (except as otherwise contemplated by this Agreement or the Contribution Agreement and Restructuring), the Business has been conducted in the Ordinary Course.  Without limiting the generality of the foregoing, except as set forth on Schedule 3.05 or as contemplated by this Agreement or the Contribution Agreement and Restructuring, since December 31, 2017, neither the Company nor the Sellers nor any their Subsidiaries (unless otherwise limited to the Company below) has:

(a)solely with respect to the Company, amended or modified its Organizational Documents;

(b)subjected any material properties or assets of the Business to any Lien, except for Permitted Liens;

(c)sold, leased, encumbered, assigned, transferred or otherwise disposed of (in whole or in part) any material tangible assets or properties of the Business, except in the Ordinary Course;

(d)sold, assigned, exclusively licensed or transferred any patents, registered trademarks, material trade names, registered copyrights, material trade secrets or other material intangible assets of the Business, except in the Ordinary Course;

(e)solely with respect to the Company, issued, sold, pledged, promised, encumbered or transferred any of its capital stock or other Ownership Interests, securities convertible into its capital stock or other Ownership Interests or warrants, options or other rights to acquire its capital stock or other Ownership Interests, or any bonds or debt securities;

(f)solely with respect to the Company, made any capital investment in, or any loan to, any other Person;

(g)(i) established, adopted entered into, or terminated any material Plans or made any material changes in its Plans with respect to its officers, directors, or employees engaged primarily in the conduct of the Business (such officers and employees are referred to herein as the “Business Employees”), (ii) made any changes in wages, salary, or other compensation or benefits with respect to the Business Employees, in each case other than changes made pursuant to pre-

existing agreements or arrangements, (iii) hired any new Business Employees (other than new hires made in the Ordinary Course all of whom are “at-will” employees who can be terminated at any time for any reason without any monetary or other obligation on the part of the employer) or terminated any Business Employee;

(h)commenced, paid, discharged, satisfied or settled any litigation relating to the Business, any Seller Contributed Asset or any Company Assumed Liability involving an amount in excess of $50,000 for any one case;

(i)solely with respect to the Company, made any material Tax election, changed the Company’s method of Tax accounting, prepared any Tax Returns in a manner which is materially inconsistent with the past practices of the Company with respect to the treatment of items on prior Tax Returns, incurred any material liability for Taxes other than in the ordinary course of business consistent with past practice, filed an amended Tax Return or any past-due Tax Return or filed any Tax Return in a jurisdiction where the Company did not file a Tax Return of the same type in the immediately preceding Tax period or a claim for refund of Taxes with respect to the income, operations or property of the Company, or settled any claim relating to Taxes;

(j)made any material change in any accounting policies, procedures, methods or practices (including with respect to reserves, revenue recognition, inventory control, prepayment of expenses, timing for payments of account payable and collection of accounts receivable) with respect to the Business, the Seller Contributed Assets or the Company Assumed Liabilities; or

(k)committed in writing to do any of the foregoing.

3.06Title to Real Properties

.

(a)Schedule 3.06(a) sets forth a list of all real property leases (the “Real Property Leases”) under which Sellers or their Subsidiaries lease real property as a lessee or sublessee and that are used primarily with respect to the Business (the “Leased Real Property”) and the street address of such property. Except as set forth on Schedule 3.06(a), the Real Property Leases with respect to the Leased Real Property set forth on Schedule 3.06(a) are in full force and effect, have not been amended or modified except as set forth on Schedule 3.06(a), and there are no material defaults by the Company, Sellers, or any of their Subsidiaries under such Real Property Leases or, to Sellers’ knowledge, any other party thereto. Except for the Leased Real Property, none of the Company, the Sellers, nor any of their Subsidiaries owns any interest (fee, leasehold or otherwise) in any real property used primarily in connection with the Business, and neither the Company, Sellers, nor any of their Subsidiaries has entered into any leases, arrangements, licenses or other agreements relating to the use, occupancy, sale, option, disposition or alienation of all or any portion of the Leased Real Property. As of the Closing, the Company will have, a valid and subsisting leasehold interest in the Leased Real Property, free and clear of all Liens, except for Permitted Liens or any Liens by lenders of the applicable landlords under the Real Property Leases.

(b)There are no pending or, to Sellers’ knowledge, threatened eminent domain, condemnation, zoning or other Proceedings affecting the Leased Real Property that would result in the taking of all or any part of the Leased Real Property or that would prevent or hinder the continued use of the Leased Real Property as currently used in the conduct of the Business.

(c)True and complete copies of the Real Property Leases (including any and all amendments or modifications thereto) have been made available to the Buyer or its representatives.

3.07Title to Other Properties

.

(a)Except as set forth on Schedule 3.07(a), (i) as of the date hereof, Sellers, and their Subsidiaries have, and (ii) as of the Closing, the Company will have, good and valid title to, or a valid and enforceable right to use under a written Contract, all of the Seller Contributed Assets, free and clear of all Liens, except for Permitted Liens.  The foregoing sentence shall not be deemed to be a representation of non-infringement of any patents.

(b)Taken as a whole, the tangible Seller Contributed Assets are in good operating condition and repair, ordinary wear and tear excepted, consistent with industry standards.

3.08Tax Matters

.

(a)The Company, Sellers and their Subsidiaries have timely and properly filed all Tax Returns that they were required to file with respect to the Business and the Seller Contributed Assets, and all such Tax Returns were true, correct and complete in all material respects.  The Company, Sellers and their Subsidiaries have timely and properly paid all Taxes imposed on them with respect to the Business, and the Seller Contributed Assets, whether or not shown as owing on any Tax Return.

(b)The Company, Sellers and their Subsidiaries have timely and properly withheld or collected and timely paid over to the appropriate Governmental Body all material Taxes related to the Business and the Seller Contributed Assets required to have been withheld or collected and paid over under applicable Tax Laws, and all IRS Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(c)There are no Liens for Taxes on any property of the Company or the Seller Contributed Assets except for Permitted Liens.

(d)Except as set forth on Schedule 3.08(d):

There is no inquiry, dispute or claim concerning any Tax liability of Sellers or any Subsidiary of Sellers that is related to the Business or the Seller Contributed Assets raised by any Governmental Body in writing that is currently pending or threatened, and all Tax deficiencies or assessments asserted or made by a Governmental Body against Sellers or any Subsidiary of Sellers that relate to the Business or the Seller Contributed Assets as a result of any examination of Sellers’ or their Subsidiaries’ Tax Returns have been paid or fully settled.  Neither the Company nor the Sellers with respect to the Business or the Seller Contributed Assets have received from any Governmental Body any (i) written notice indicating an intent to open an audit or other review with respect to Taxes, (ii) written request for information related to Tax matters, or (iii) written notice of deficiency or proposed adjustment for any amount of Tax. No written claim has been made by a Governmental Body in a jurisdiction where Sellers or any of their Subsidiaries does not file Tax Returns that Sellers or any of their Subsidiaries may be subject to any Tax of such jurisdiction in respect of the Business or the Seller Contributed Assets.

(e)None of the Company, Sellers or any Subsidiary of Sellers has granted any extension or waived any statute of limitations period applicable to any Tax Return or Tax which could affect the Business or the Seller Contributed Assets, which period (after giving effect to such extension or waiver) has not yet expired.

(f)The Company is not party to any Tax allocation, Tax sharing, Tax distribution, Tax indemnification or Tax gross-up agreement or arrangement.

(g)The Company has no liability for Taxes of another Person under Treasury Regulation Section 1.1502-6, as a transferee or successor, by Contract, or otherwise.

(h)The Company is not a party to any agreement or arrangement that would result, separately or in the aggregate, in the actual or deemed payment of any “excess parachute payments” within the meaning of Section 280G of the Code (or any comparable provision of foreign, state or local Law).

(i)Neither the Company nor any of the Sellers has requested or received a ruling from any Governmental Body or signed any binding agreement with any Governmental Body that might impact the amount of Tax due from Buyer or its Affiliates (including following the Closing, for the avoidance of doubt, the Company) after the Closing Date.

(j)Each of the Company and CHT are, and in the case of the Company at all times since its formation has been, properly classified as an entity disregarded as separate from CHC within the meaning of Treasury Regulation Sections 301.7701-2(c)(2)(i) and 301.7701-3(b)(1)(ii) for U.S. federal income tax purposes, and neither Sellers nor the Company nor any Person on behalf of either of them has made any election to have the Company or CHT treated other than as an entity disregarded as separate from its owner within the meaning of Treasury Regulation Section 301.7701-2(c)(2)(i) and 301.7701-3(b)(1)(ii).

(k)None of the assets of the Company consist of ownership interests in any entity.

3.09Contracts and Commitments

.

(a)Except as set forth on the attached Schedule 3.09, as of the date of this Agreement, neither Sellers nor any of their Subsidiaries (in each case, solely to the extent related to the Business, the Seller Contributed Assets or the Company Assumed Liabilities) or the Company is party to or bound by any:

(i)Contract for the lease of personal or real property to or from any Person providing for lease payments in excess of $50,000 per annum;

(ii)Contract pursuant to which it (A) has acquired any license, covenant not to sue, or right to use any Intellectual Property material to the operation of the Business

(excluding any license the benefit of which is being provided under the Transition Services Agreement and agreements for off-the-shelf or commercially available Software, technology or content subject to one-time or annual payments of less than $50,000 unless such Software, technology or content is incorporated into the Company Proprietary Software), or (B) has granted to any third party any license, covenant not to sue, or right to use any Company IP, other than non-exclusive licenses granted to customers and vendors in the Ordinary Course;

(iii)Contract with any Material Client that was issued an invoice from September 1, 2016 to the date hereof or any Contract with a Material Supplier;

(iv)partnership, strategic alliance, joint venture or other similar agreement that concerns collaboration, partnership or the sharing of profits (excluding for the avoidance of doubt, any customer agreement);

(v)Contract under which it has created, incurred, assumed or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $50,000 or under which it has imposed a Lien on any of its assets, tangible or intangible, other than Permitted Liens;

(vi)Contract that contains any provision or covenant limiting (A) its ability to engage in any line of business, to compete with any Person or to do business with any Person in any location (including any Contract that contains any covenant not to compete or other similar provision), (B) its ability to employ any Person, other than any such restrictions contained in non-disclosure agreements or agreements with customers or vendors entered into in the Ordinary Course or (C) the ability of any Person to compete with or obtain products or services from it;

(vii)collective bargaining agreement (or similar labor Contract);

(viii)Contract for the employment of any Business Employee or that provides severance benefits;

(ix)Contracts relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) as to which Sellers or any of their Subsidiaries or Affiliates or the Company has continuing material obligations or material rights;

(x)Contract relating to capital expenditures (including capitalized software costs) in excess of $50,000 in the current or any future fiscal year, or relating to the acquisition or construction of fixed assets in the current or any future fiscal year with a value in excess of $50,000;

(xi)Contract granting any exclusive right or rights of first refusal, negotiation or similar rights in any of its properties or assets;

(xii)Contracts with any Governmental Body; or

(xiii)agreement containing commitments, obligations or other Contract to enter into any Contract of the types described in this Section 3.09.

(b)Except as set forth on Schedule 3.09(b), Buyer has been given access to a true and correct copy of all written Contracts (and has been provided with a written description of all oral Contracts) which are referred to on Schedule 3.09, together with all written modifications and amendments thereto.  Except as set forth on Schedule 3.09(b), neither Sellers nor any of their Subsidiaries nor the Company has received any written (or, to the Seller’s knowledge, oral), notice of cancellation, termination or material adverse modification in connection with any Material Contract.

(c)Neither Sellers nor any of their Subsidiaries nor the Company is in material breach or default under any Contract listed on Schedule 3.09 or required to be listed on Schedule 3.09 (each, a “Material Contract” and, collectively, the “Material Contracts”) and to Sellers’ knowledge, the other parties to each of the Material Contracts are not in material default thereunder and neither Sellers nor any of their Subsidiaries nor the Company has received any written notice that any of the foregoing Persons has materially breached, violated or defaulted under any of the Material Contracts.  Each Material Contract is the legal, valid and binding obligation of Sellers or their Subsidiaries, as applicable, and to Sellers’ knowledge, the other parties thereto, is in full force and effect and enforceable (except to the extent enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or moratorium Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies) against Sellers or their Subsidiaries, as applicable, and to Sellers’ knowledge, the other parties thereto, in accordance with its terms.

3.10Intellectual Property; Software

(a)Schedule 3.10(a) sets forth all Intellectual Property Rights owned by the Sellers, their Subsidiaries, or the Company that is currently used or held for use in connection with the operation of the Business (including all Company IP, but excluding any rights to the name “Change” or any derivations thereof) and subject to an application or registration before a Governmental Body (“Registered IP”), and identifies the owner of each item of Registered IP following the consummation of the Restructuring.  All Registered IP is subsisting, and to the knowledge of the Sellers, valid and enforceable.  None of the Registered IP is the subject of any opposition, cancellation, reexamination, or any other Proceeding with the United States Patent and Trademark Office (other than routine office actions and other similar proceedings) or any other intellectual property registry or Governmental Body anywhere in the world challenging the ownership, registration, validity, enforceability, or patentability of any of the foregoing and none of the Registered IP has lapsed, expired, or been abandoned or withdrawn.

(b)The Sellers or their Subsidiaries (as of the date hereof) and the Company (immediately following the consummation of the Restructuring) own, or are licensed or otherwise possess adequate rights to use (including without limitation an adequate number of seats), the Intellectual Property used in connection with and necessary for the operation of the Business as currently conducted.

(c)Immediately following the Closing, the Company will exclusively own, all right, title, and interest in and to the Company IP free and clear of Liens (other than Permitted Liens). Neither the execution, delivery, or performance of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will, with or without notice or lapse of time or both, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Lien (other than Permitted Liens) on, any Company IP; (ii) a material breach of any Contract listed on Schedule 3.09(a)(ii); (iii) the release, disclosure, or delivery of any Company IP, including of any source code for Company Proprietary Software by or to any escrow agent or other Person (other than Buyer); or (iv) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Company IP.

(d)Each Person who is or was an employee or contractor of any of the Sellers or their Subsidiaries and who is or was involved in the creation or development of any Company IP has signed a valid and, to the knowledge of Sellers, enforceable agreement containing an assignment of such Person’s Intellectual Property Rights in such Company IP to the Sellers or their Subsidiaries and confidentiality provisions protecting the Company IP.

(e)The conduct of the Business as currently conducted does not infringe or otherwise violate any Person’s Intellectual Property Rights and the conduct of the Business as conducted in the past four (4) years has not infringed or otherwise violated any Person’s Intellectual Property Rights (provided that the foregoing representation in this sentence is made only to the knowledge of Sellers with respect to patents).  There is no claim pending or, to the knowledge of Sellers, threatened in writing against Sellers, their Subsidiaries or the Company alleging infringement or violation of any Person’s Intellectual Property Rights based on the conduct of the Business, and except as set forth on Schedule 3.10(e), the Sellers and their Subsidiaries have not received any written notice in the four (4) years prior to the date of this Agreement alleging infringement or violation of any Person’s Intellectual Property Rights (including, without limitation, demands to license any Person’s Intellectual Property Rights, or offers to license any Person’s patents) based on the conduct of the Business.

(f)To the knowledge of Sellers (i) no Person is infringing or otherwise violating any Company IP, and (ii) no such claims for the infringement of the Company IP are pending or threatened in writing against any Person by Sellers, their Subsidiaries or the Company.

(g)Sellers and their Subsidiaries have used and continue to use commercially reasonable actions to protect, preserve and maintain the confidentiality of the confidential information and trade secrets included in the Company IP. The Company Proprietary Software currently functions substantially in compliance with all applicable written, documentation and specifications and currently conform in all material respects to all published warranties or other contractual commitments relating to functionality and performance of the Company Proprietary Software.  Except as set forth on Schedule 3.10(g), in the past four (4) years, (i) no customer or other Person has provided written notice to or brought any claim, suit, or allegation against Sellers or their Subsidiaries alleging any breach of contract or violation of law arising out of or related to the functionality or performance of any Company Proprietary Software or based on any reports provided by the Company Proprietary Software and (ii) none of the Company Proprietary Software has been subject to widespread failure, recall, withdrawal, suspension, discontinuance due to performance issues, or required the providing of client credits, rebates, or payments due to performance issues.

(h)The Company has used commercially reasonable efforts intended to ensure that no Company Proprietary Software contains any “virus” or any other code designed or intended to: (i) disrupt, disable, harm, or otherwise impede in any manner the operation of, or provide unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damage or destroy any data or file without the user’s consent, and, to the knowledge of the Sellers, no Company Proprietary Software contains any such “virus” or other code.

(i)Except as set forth on Schedule 3.10(i), no Company Proprietary Software is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License) that requires or conditions the use or distribution of such Company Proprietary Software on the disclosure, licensing, or distribution of any source code for any portion of such Company Proprietary Software or the licensing or distribution of any portion of any Company Proprietary Software free of charge.

(j)None of the source code included in the Company Proprietary Software has been publicly disclosed and, other than in the Ordinary Course, none of the source code included in the Company Proprietary Software has been put into escrow by Sellers, their Subsidiaries or the Company.

(k)Except for licenses granted to customers in the Ordinary Course, neither the Sellers nor their Subsidiaries nor the Company are bound by, and no Company IP is subject to, any Contract containing any covenant or other provision that in any way materially limits or restricts the ability of the Sellers or their Subsidiaries (as of the date hereof) or the Company (following the consummation of the Restructuring) to use, exploit, make available, assert, or enforce any Company IP or Company Proprietary Software anywhere in the world.

(l)All of the information technology and computer systems (including information technology and telecommunication hardware, communications networks and data centers) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information whether or not in electronic format, used in the Business (the “IT Systems”) operate and perform in all material respects in a manner that permit the Sellers or their Subsidiaries (as of the date hereof) or will permit the Company (immediately following the consummation of the Restructuring) to conduct the Business as currently conducted. With respect to the IT Systems, to the knowledge of the Sellers, within the four (4)-year period prior to the date of this Agreement: (i) there have been no successful, unauthorized intrusions or breaches of the security thereof, (ii) there has not been any material malfunction thereof that has not been remedied or replaced in all material respects or any significant unplanned downtime or service interruption thereof that resulted in a material disruption of the Business’ delivery of products and services, and (iii) all security patches or security upgrades that are generally available therefor have been implemented in the Ordinary Course as reasonably determined by Company and/or Seller or their Subsidiaries as applicable.  The Sellers and their Subsidiaries (in each case, solely to the extent related to the Business, the Seller Contributed Assets or the Company Assumed

Liabilities) have implemented, and at the Closing the Company will have in place, commercially reasonable backup and recovery technology processes.

3.11Litigation

.  Except as set forth on the attached Schedule 3.11, there are no Proceedings pending or, to Sellers’ knowledge, threatened against Sellers or their Subsidiaries (in each case, solely to the extent related to the Business, the Seller Contributed Assets or the Company Assumed Liabilities) or the Company or any of the assets or properties used in the Business (including the Seller Contributed Assets) or the Company Assumed Liabilities, at Law or in equity, or before or by any Governmental Body. Neither Sellers nor any of their Subsidiaries (in each case, solely to the extent related to the Business, the Seller Contributed Assets or the Company Assumed Liabilities) or the Company or any of the assets or properties used in the Business (including the Seller Contributed Assets) is subject to any outstanding Order.

3.12Employee Benefit Plans

.

(a)Schedule 3.12(a) contains a true and complete list of each “employee benefit plan” as defined in Section 3(3) of ERISA (each, an “ERISA Plan”), and each other material plan, program, policy, practice, arrangement or agreement providing compensation or benefits of any kind that is currently sponsored or maintained by Sellers or any of their Subsidiaries for the benefit of any Business Employee (collectively, the “Plans”).   No Plans are subject to Laws outside the United States.

(b)With respect to each Plan, Sellers have delivered or made available to Buyer on or prior to the date hereof complete and correct copies of the following documents, as applicable: (i) all documents that constitute the terms of such Plan (or in the event of an unwritten Plan, a written summary of such Plan’s material terms); (ii) except as set forth on the attached Schedule 3.12(b), the most recent Form 5500 (with all attachments thereto); (iii) the most recent IRS determination letter (or opinion or advisory letter upon which Sellers or any of their Subsidiaries is entitled to rely); (iv) the current summary plan description and any summaries of material modification thereto; and (v) any applicable actuarial report required to be prepared for Sellers or any of their Subsidiaries since January 1, 2016 with respect to an ERISA Plan or a Plan that provides pension, disability, post-employment life or medical benefits.

(c)Neither Sellers nor any Person that is considered a single employer with any Seller pursuant to ERISA Section 4001(b) or Section 414(b), (c) or (m) of the Code (i) sponsors, maintains, contributes to, is required to contribute to or has in the past six years sponsored, maintained, contributed to, been required to contribute to or otherwise incurred any liability or obligation under any employee pension plan (as defined under Section 3(2) of ERISA) that is or was subject to Title IV or Section 302 of ERISA or Code Section 412, or (ii) contributes to or is obligated to contribute to, or within the six years preceding the date hereof contributed to or was obligated to contribute to, any Plan that is a Multiemployer Plan.

(d)Each of the Plans has been operated and administered in all material respects in accordance with their terms and with all applicable Laws, including ERISA and the Code, and, except as set forth on Schedule 3.12(d), no material Proceedings are pending or, to the knowledge of Sellers, threatened with respect to a Plan.

(e)Each of the Plans which is intended to be “qualified” within the meaning of section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualification under the Code or is in the form of a prototype plan that is the subject of a favorable opinion letter from the IRS.   To the knowledge of Sellers, nothing has occurred that could reasonably be expected to adversely affect such Plan’s qualified status.

(f)No Plan provides to any current or former Business Employee or family member of such individual post-employment health or life insurance benefits except as required by Code Section 4980B or Part 6 of Subtitle B of Title I of ERISA.

(g)Except as set forth on the attached Schedule 3.12(g), the consummation of the transactions contemplated by this Agreement (either alone or in combination with any other event) will not (i) cause a Plan, the Company, either Seller or any of their Subsidiaries to make any payment or provide any benefit to any Business Employee or (ii) accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any Business Employee from a Plan, the Company, either Seller or any of their Subsidiaries.

3.13Insurance

.  The attached Schedule 3.13 lists each insurance policy maintained by Sellers, their Subsidiaries or the Company with respect to the Business.  All such insurance policies are in full force and effect.  Neither (x) Sellers or their Subsidiaries (in each case, solely to the extent related to the Business, the Seller Contributed Assets or the Company Assumed Liabilities), nor (y) as of the Closing, the Company, is in default with respect to its obligations under any such insurance policies, except, in each case, as would not be material to the Business, the Seller Contributed Assets or the Company Assumed Liabilities.

3.14Compliance with Laws

.

(a)Sellers and their Subsidiaries and Affiliates (in each case, solely to the extent related to the Business, the Seller Contributed Assets or the Company Assumed Liabilities) and the Company are, and since January 1, 2015 have been, in compliance in all material respects with all applicable Laws.  Sellers and their Subsidiaries (in each case, solely to the extent related to the Business, the Seller Contributed Assets or the Company Assumed Liabilities) currently have, and the Company immediately following the Closing will have, all authorizations, licenses and permits of any Governmental Body which are required for the operation of the Business as presently conducted (collectively, the “Business Permits”), except for any failure to have such Business Permits as would not be material to the Business.  All such Business Permits are in full force and effect, and neither Sellers nor their Subsidiaries or Affiliates (in each case, solely to the extent related to the Business, the Seller Contributed Assets or the Company Assumed Liabilities) nor the Company is in material default or violation of any term, condition or provision of any such Business Permit to which it is a party.

(b)Without limiting the generality of the foregoing, Sellers and their Subsidiaries and Affiliates (in each case, solely to the extent related to the Business, the Seller Contributed Assets or the Company Assumed Liabilities) and the Company are, and during the past three (3) years have been, in compliance with all legal requirements under (i) the Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd-1, et seq.) and (ii) all other applicable anti-corruption and bribery Laws, in each case, in jurisdictions in which they carry on business or are otherwise operating, including those jurisdictions where such Laws impose liability for the conduct of associated third parties (collectively, “Anti-Bribery Laws”). During the past three (3) years, neither Sellers nor their Subsidiaries or Affiliates (in each case, solely to the extent related to the Business, the Seller Contributed Assets or the Company Assumed Liabilities) nor the Company has received any written communication from any Governmental Authority that alleges that such Person or any of its agents or representatives is in violation of, or has, or may have, any liability under, any Anti-Bribery Law.  Neither Sellers nor their Subsidiaries nor the Company is (i) a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti -Terrorism Order or (ii) a Person that engages in any dealings or transactions with any such Person.

3.15Environmental Compliance and Conditions

.

(a)Sellers and their Subsidiaries and Affiliates (in each case, solely to the extent related to the Business, the Seller Contributed Assets or the Company Assumed Liabilities) and the Company are and, at all times since January 1, 2015 have been, in compliance in all material respects with all applicable Environmental Laws, including possessing all permits and other governmental authorizations required for the operation of the Business under applicable Environmental Laws;

(b)There is no pending or, to Sellers’ knowledge, threatened Proceeding against Sellers or their Subsidiaries or Affiliates (in each case, solely to the extent related to the Business, the Seller Contributed Assets or the Company Assumed Liabilities) or the Company under or pursuant to any Environmental Law.  Neither Sellers nor their Subsidiaries or Affiliates (in each case, solely to the extent related to the Business, the Seller Contributed Assets or the Company Assumed Liabilities) or the Company has received written notice from any Person, including any Governmental Body, alleging that they have been or are in violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law, which violation or liability is unresolved.  Neither Sellers nor their Subsidiaries or Affiliates (in each case, solely to the extent related to the Business, the Seller Contributed Assets or the Company Assumed Liabilities) or the Company is a party or subject to any Order relating to, arising under or pursuant to any Environmental Law; and

(c)To Seller’s knowledge, there have been no Releases, spills or discharges of Hazardous Substances on or underneath any Leased Real Property that has resulted or could result in any material liability on the part of Sellers, any of their Subsidiaries or Affiliates or the Company.

3.16Affiliated Transactions

.  Except as set forth on the attached Schedule 3.16, no Related Party is a party to any Contract or transaction with any Seller or its Subsidiaries (in each case, solely to the extent related to the Business, the Seller Contributed Assets or the Company Assumed Liabilities) or the Company (other than any (i) Contract or transaction with respect to such Person’s employment with Sellers, their Subsidiaries or the Company and (ii) Contract with a Related Party in its capacity as a client of the Business entered into in the Ordinary Course). No Related Party has a direct or indirect ownership interest in any Seller Contributed Asset other than through its indirect ownership interest in the Company and its Subsidiaries.

3.17Labor and Employee Matters

.

(a)No Business Employee is or within the last three (3) years has been represented by a union, labor organization, works council, or other employee representative body (“Bargaining Representative”) with respect to his or her employment with either Seller or any of their Subsidiaries.  Within the last three (3) years, neither Seller nor any of their Subsidiaries has been a party to any collective bargaining agreement or other agreement with a Bargaining Representative.   No petition has been filed with the National Labor Relations Board requesting the appointment, election or certification of a collective bargaining representative for any group of Business Employees and to Sellers’ knowledge no such petition has been threatened and to Sellers’ knowledge there is no other union organizing activity pending or threatened.  With respect to the Business or current or former employees of the Business, within the last three (3) years, neither Seller nor any of their Subsidiaries have experienced a strike, lockout, slowdown, picketing, concerted refusal to work overtime or other material labor dispute.  The consummation of the transactions contemplated by this Agreement due not require the notification, consultation or consent of any Bargaining Representative.

(b)Sellers and their Subsidiaries (in each case, solely to the extent related to the Business and all current and former and prospective employees of the Business) are in compliance in all material respects with all applicable Laws respecting employment, employment practices, and terms and conditions of employment, including without limitation wages, hours, overtime, discrimination, equal opportunity, harassment, immigration, disability, affirmative action, leaves of absence, privacy, rest periods, meal breaks, workers’ compensation, unemployment insurance, occupational health and safety and the collection and payment of withholding and/or social contribution Taxes and similar Taxes, plant closings, mass layoffs and relocations.   Except as set forth on Schedule 3.17(b), neither Seller nor any of their Subsidiaries (in each case, solely to the extent related to the Business and all current and former and prospective employees of the Business) is subject to any pending or, to the knowledge of Sellers, threatened Proceeding relating to any employment or labor matter.

(c)Schedule 3.17(c) sets forth a complete and correct list as of the date hereof, of each Targeted Employee, showing for each: (i) name, (ii) hire date and job entry date (if different from hire date), (iii) current job title, (iv) base salary level, targeted bonus, or commission schedule with respect to the period beginning April 1, 2017 and ending March 31, 2018 (which are the base salary levels, targeted bonuses, and commission schedules currently in effect for such Targeted Employees), (v) full/part time status, (vi) accrued paid time off and vacation, (vii) employing entity, (viii) work location, and (ix) exempt or non-exempt status as shown on Sellers’ HRIS system.  No Targeted Employee is employed outside of the United States.  The Sellers, their Subsidiaries and the Company have properly completed all documentation legally required to ensure that each Targeted  Employee is authorized to work in the United States, and, to Sellers’ knowledge,  each such Targeted Employee is so authorized.  To Seller’s knowledge, no Targeted Employee is subject to a Contract that prohibits or restricts such Targeted Employee’s employment with or performance of duties for the Business.   To the knowledge of Sellers, no officer engaged in the Business has indicated that he or she intends to terminate his or her employment with Sellers.

(d)Except as set forth Schedule 3.17(a), no natural person independent contractors or workers employed by a third party employee staffing or leasing agency provides services to the Business.

3.18Data Privacy and Information Security

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(a)Except as set forth on Schedule 3.18(a) and except as would not be material to the Business, Sellers and their Subsidiaries (in each case, solely to the extent related to the Business, the Seller Contributed Assets or the Company Assumed Liabilities) and the Company are, and during past three (3) years have been, in compliance with (i) all applicable Privacy Laws; (ii) their published written privacy policies and notices; and (iii) all Contracts relating to Processing of Personally Identifiable Information.

(b)There is no pending or, to the knowledge of Sellers, threatened Proceeding or investigation (including by a payment card association) against Sellers or their Subsidiaries (in each case, solely to the extent related to the Business, the Seller Contributed Assets or the Company Assumed Liabilities) or the Company under or pursuant to any Privacy Law.

(c)Except as set forth on Schedule 3.18(c), neither Sellers nor their Subsidiaries (in each case, solely to the extent related to the Business, the Seller Contributed Assets or the Company Assumed Liabilities) or the Company has received any written notice, allegation, complaint or other communication from any Person, including any Governmental Body or payment card association, alleging that they have been or are in material violation of any applicable Privacy Law.

(d)Neither Sellers nor their Subsidiaries (in each case, solely to the extent related to the Business, the Seller Contributed Assets or the Company Assumed Liabilities) or the Company is a party or subject to any Order pursuant to any Privacy Law.

(e)To the knowledge of Sellers and solely to the extent related to the Business, within the three (3) year period prior to the date of this Agreement (i) neither Sellers nor their Subsidiaries has experienced a material Information Security Incident; and (ii) neither Sellers nor their Subsidiaries (in each case, solely to the extent related to the Business, the Seller Contributed Assets or the Company Assumed Liabilities) or the Company has notified in writing, or been required to notify, any Person of any Information Security Incident.

(f)Sellers and their Subsidiaries (in each case, solely to the extent related to the Business, the Seller Contributed Assets or the Company Assumed Liabilities) and the Company employ commercially reasonable security measures that comply in all material respects with all Privacy Laws to protect Personally Identifiable Information within their custody or control and require the same of all vendors that Process Personally Identifiable Information on their behalf.

(g)To the extent required by its Contracts with clients of the Business, Sellers and their Subsidiaries (in each case, solely to the extent related to the Business, the Seller Contributed Assets or the Company Assumed Liabilities) and the Company have provided all requisite notices and obtained all required consents, and satisfied all other notification requirements (including but not limited to notification to Governmental Bodies) in all material respects, necessary (i) for their respective Processing of all Personally Identifiable Information in

connection with the conduct of the Business as currently conducted; and (ii) in connection with the consummation of the transactions contemplated hereunder.

3.19Sufficiency of Assets

.  Except as set forth on Schedule 3.19, the Seller Contributed Assets, together with the Business Employees and the rights granted to the Company pursuant to the Lease Assignment, the Transition Services Agreement (excluding any Non-Income Statement Omitted Services that are necessary to develop and/or deliver client solutions of the Business as conducted prior to the Closing Date) and the Shared Contract Activities, constitute all of the assets, employees, properties and rights necessary for the Company to operate the Business immediately following Closing in the same manner as the Business is currently conducted in all material respects and has been conducted in all material respects since April 1, 2017.

3.20Brokerage

.  Except as set forth on the attached Schedule 3.20, no broker, finder, investment banker or other Person is entitled to any brokerage, finder’s, investment banker’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon any arrangement or agreement made by or on behalf of Sellers, their Subsidiaries, the Company or any of their Affiliates.

3.21Material Clients

.  Schedule 3.21 sets forth a complete and accurate list of the top 50 clients of the Business based upon the revenue generated by the Business from such client during calendar year ending December 31, 2017 (“Material Clients”).  Except as set forth on Schedule 3.21, as of the date hereof, the Business has not received any written or, to Sellers’ knowledge, oral notice from a Material Client that it has ceased to use the Business’ services, nor has there been any written or, to Sellers’ knowledge, oral notice from a Material Client that it intends to cease after the Closing to use such services or to otherwise terminate or materially reduce its relationship with the Business.  Schedule 3.21A also indicates which Contracts with a Material Client (A) contain any so-called “most favored nation” provision or any similar provision requiring such Seller or any of Sellers’ Subsidiaries (in each case, solely to the extent related to the Business, the Seller Contributed Assets or the Company Assumed Liabilities) or the Company to offer a Person any terms, conditions or concessions that are at least as favorable as those offered to one or more other Persons, or (B) provide for “exclusivity,” preferred treatment or any similar requirement that restricts the Seller or any of Sellers’ Subsidiaries (in each case, solely to the extent related to the Business, the Seller Contributed Assets or the Company Assumed Liabilities) or the Company with respect to sales, distribution, licensing, marketing, development or other material activities.

3.22Material Suppliers

.  Schedule 3.22 sets forth a complete and accurate list of the top 20 suppliers of the Business based upon the amount paid to such supplier during the period beginning April 1, 2017 and ending February 28, 2018 (“Material Suppliers”).  As of the date hereof, the Business has not received any written or, to Sellers’ knowledge, oral notice from a Material Supplier that it intends to cease providing goods or services to the Business. None of the Contracts with suppliers of the Business that are Seller Contributed Assets will impose any obligation on the Company that relates to the Seller Business.

3.23Healthcare Matters.

(a)Except as set forth on Schedule 3.23(a), Sellers or their Subsidiaries (in each case, solely to the extent related to the Business, the Seller Contributed Assets or the Company Assumed Liabilities) and the Company are materially in compliance with Healthcare Laws.

(b)None of Sellers or their Subsidiaries (in each case, solely to the extent related to the Business, the Seller Contributed Assets or the Company Assumed Liabilities) or the Company are subject to: (i) any corporate integrity agreement with the  Office of the Inspector General of the U.S. Department of Health and Human Services (“OIG”) or written agreement with the OIG to establish or maintain a corporate integrity policy or program or (ii) any settlement, reporting obligation or other agreement with any other Governmental Body that imposes any continuing obligations arising out of a violation or alleged violation of any Law applicable to a Government Payment Program. Except as set forth on Schedule 3.23(b), none of Sellers or their Subsidiaries (in each case, solely to the extent related to the Business, the Seller Contributed Assets or the Company Assumed Liabilities) or the Company have in the past three (3) years, (i) been a defendant in any unsealed qui tam or False Claims Act legal proceeding or (ii) made any voluntary disclosure to the OIG, Centers for Medicare and Medicaid, any Medicaid program or other Governmental Body related to any Healthcare Law.  Except as set forth on Schedule 3.23(b), no Governmental Body has provided notice to Sellers or their Subsidiaries (in each case, solely to the extent related to the Business, the Seller Contributed Assets or the Company Assumed Liabilities) or the Company of its intent to conduct any material investigation or non-ordinary course review of the Company or Seller Contributed Assets with respect to an alleged violation of any Healthcare Law.

(c)Except as set forth on Schedule 3.23(c), since January 1, 2015, none of Sellers or their Subsidiaries (in each case, solely to the extent related to the Business, the Seller Contributed Assets or the Company Assumed Liabilities) or the Company have employed or contracted with or had as an officer or director any individual or entity who performs services for, or on behalf of, any such party that is suspended, excluded or disbarred from participation in, or otherwise ineligible to participate in a Federal Healthcare Program as defined in 42 U.S.C. § 1320a-7d(f).

(d)Except as set forth on Schedule 3.23(d), none of the products of Sellers or their Subsidiaries (in each case, solely to the extent related to the Business, the Seller Contributed Assets or the Company Assumed Liabilities) or the Company (whether voluntarily or otherwise) are subject to or are currently under consideration by Sellers or their Subsidiaries (in each case, solely to the extent related to the Business, the Seller Contributed Assets or the Company Assumed Liabilities) or the Company for recall, withdrawal, suspension, post-sale warning seizure, discontinuance, or similar action and, (i) as of December 31, 2017, any such past recall, withdrawal, suspension, post-sale warning seizure, discontinuance, or similar action has been completed and (ii) there are no outstanding client rebates or similar reimbursements due and owing to clients of the Business with respect thereto.

(e)To Sellers’ knowledge, no client of the Business is the subject of any Proceeding alleging a violation of any Healthcare Law implicating or being caused by any of the products or services of Sellers or their Subsidiaries (in each case, solely to the extent related to the Business, the Seller Contributed Assets or the Company Assumed Liabilities) or the Company or by any Seller Contributed Assets.

3.24No Other Representations and Warranties

.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN Article 3 AND Article 4 OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, NONE OF SELLERS OR THEIR AFFILIATES MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND EACH SELLER AND ITS AFFILIATES HEREBY DISCLAIMS ANY SUCH OTHER REPRESENTATION OR WARRANTY, INCLUDING WITH RESPECT TO (X) THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY, (Y) THE BUSINESS AND THE ASSETS AND LIABILITIES RELATING THERETO (INCLUDING WITH RESPECT TO INFORMATION AND DOCUMENTATION FURNISHED OR MADE AVAILABLE TO BUYER OR ITS REPRESENTATIVES RELATING THERETO), AND (Z) THE COMPANY. Notwithstanding the foregoing or anything to the contrary herein, nothing in this Section 3.23 shall in any way limit any of the representations or warranties set forth IN Article 3 AND Article 4 OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT.

Article 4

Representations and Warranties with Respect to Sellers

Each Seller hereby, jointly and severally, represents and warrants to Buyer, as of the date hereof and as of the Closing, as follows:

4.01Organization and Power; Authorization

.  Each Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Each Seller has all requisite limited liability company power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to perform its obligations under this Agreement and each such Ancillary Agreement and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and each Ancillary Agreement to which the Sellers and/or any of their Subsidiaries is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all requisite action on the part of such Seller and its Subsidiaries, as applicable, and no other proceedings on such Seller’s or its Subsidiaries’ part are necessary to authorize the execution, delivery or performance of this Agreement and each Ancillary Agreement to which it is a party, as applicable.  This Agreement has been, and each of the Ancillary Agreements to which the Sellers and/or any of their Subsidiaries is a party will be at the Closing, duly executed and delivered by the applicable Seller and/or Subsidiary and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, this Agreement constitutes, and the Ancillary Agreements to which the Sellers and/or any of their Subsidiaries is a party when so executed and delivered will constitute, a legal, valid and binding obligation of such Seller and/or Subsidiary, enforceable against such Seller and/or Subsidiary in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or moratorium Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies

4.02Ownership

.  Sellers are the sole record and beneficial owners of the Membership Interests set forth next to its name on Schedule 4.02, each free and clear of all Liens, options, proxies, voting trusts or agreements or other restrictions or limitations of any kind, other than applicable federal and state securities Law restrictions, and at the Closing, the Sellers will transfer the Membership Interests set forth next to its name on Schedule 4.02 to Buyer, free and clear of all Liens, options, proxies, voting trusts or agreements or other restrictions or limitations of any kind, other than applicable federal and state securities Law restrictions.

Article 5

Representations and Warranties of Buyer

Buyer hereby represents and warrants to Sellers, as of the date hereof and as of the Closing, as follows:

5.01Organization and Power

.  Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Buyer has all requisite limited liability company power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to perform its obligations under this Agreement and each such Ancillary Agreement.

5.02Authorization; Valid and Binding Agreement

.  The execution, delivery and performance of this Agreement by Buyer and each Ancillary Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of Buyer, and no other proceedings on Buyer’s part are necessary to authorize the execution, delivery or performance of this Agreement and each Ancillary Agreement to which it is a party.  Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by the other parties hereto and thereto, this Agreement constitutes, and each Ancillary Agreement to which the Buyer is a party when so executed and delivered will constitute a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or moratorium Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

5.03No Breach

.  Except as set forth on Schedule 5.03, the execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby do not conflict with or result in any material breach of, constitute a material default under, result in a material violation of, result in the creation of any lien, security interest, charge or encumbrance upon any assets of Buyer, or require any authorization, consent, approval, exemption or other material action by or notice to any court, other Governmental Body or other third party, under the provisions of any indenture, mortgage, lease, loan agreement or other agreement or instrument to which Buyer or its assets are bound, or any Law or Order to which Buyer is subject other than (a) any such breaches, defaults, violations or liens that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of Buyer to perform any of its material obligations under this Agreement and each Ancillary Agreement to which it is a party and (b) any authorizations, consents, approvals, exemptions or other actions required under the HSR Act, or that may be required by reason of Sellers’ participation in the transactions contemplated hereby, or the failure of which to obtain would not, individually or in the aggregate, have a material adverse effect on the ability of Buyer to perform any of its material obligations under this Agreement.

5.04Consents, etc

.  Except as set forth in Schedule 5.03, (a) Buyer is not required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby and (b) no consent, approval or authorization of any Governmental Body or any other party or Person is required to be obtained by Buyer in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, in each case other than any authorizations, consents, approvals, exemptions or other actions required under the HSR Act, or that may be required by reason of Sellers’ participation in the transactions contemplated hereby, or the failure of which to obtain would not, individually or in the aggregate, have a material adverse effect on the ability of Buyer to perform any of its material obligations under this Agreement.

5.05Litigation

.  There are no Proceedings pending or, to Buyer’s knowledge, threatened against or affecting Buyer, at Law or in equity, or before or by any Governmental Body, which would, in any material respect, adversely affect Buyer’s performance under this Agreement or the consummation of the transactions contemplated hereby. Buyer is not subject to any outstanding Order, which would, in any material respect, adversely affect Buyer’s performance under this Agreement or the consummation of the transactions contemplated hereby.

5.06Brokerage

.  No  broker, finder, investment banker or other Person is entitled to any brokerage, finder’s, investment banker’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon any arrangement or agreement made by or on behalf of Buyer or any of its Affiliates.

5.07Investment Representation

.  Buyer is acquiring the Membership Interests for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws.  Buyer is an “accredited investor” as defined in Regulation D promulgated by the SEC under the Securities Act.  Buyer acknowledges that the Membership Interests have not been registered under the Securities Act or any state or foreign securities Laws and that the Membership Interests may not be sold, transferred, offered for sale, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and the Membership Interests are registered under any applicable state or foreign securities Laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws.

5.08Financial Ability

.

(a)Buyer has delivered to Sellers a complete and correct copy of the Commitment Letter as of the date hereof; provided that, the economic terms, including any flex provisions, in a copy of any fee letter executed in connection with the Commitment Letter delivered hereto may be redacted. As of the date hereof, the Commitment Letter has not been amended or modified and the obligations and commitments contained in such Commitment Letter have not been withdrawn, terminated or rescinded. The Commitment Letter is in full force and effect as of the date hereof and constitutes valid and binding obligations of Buyer, and, to the Buyer’s knowledge, each other party thereto, enforceable against such party in accordance with its terms, except, in each case, as such enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or moratorium Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

(b)No event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (A) constitute a default or breach on the part of Buyer or, to the knowledge of Buyer, any other party thereto under the Commitment Letter or (B) result in a failure by Buyer to satisfy any condition precedent to the availability of any financing set forth in the Commitment Letter on the Closing Date. Except as set forth in the Commitment Letter, there are no conditions precedent or contingencies to the obligations of the providers of the Debt Financing under the Commitment Letter to make the full amount of any financing available to Buyer on the terms therein or otherwise related to the funding of the full amount of the financing, other than the Closing of the transactions contemplated by this Agreement. Other than as set forth in the Commitment Letter, as of the date hereof, there are no side letters or other Contracts between any of the providers of the Debt Financing and/or their respective Affiliates, on the one hand, and Buyer and its Affiliates, on the other hand, with respect to the Debt Financing (other than any related fee letter) that could adversely affect (i) the ability of Buyer to satisfy any of the conditions to the Debt Financing or (ii) the availability of the Debt Financing upon the satisfaction (or waiver) of the conditions precedent to the funding of the Debt Financing.

(c)Notwithstanding anything in this Agreement to the contrary, Buyer understands, acknowledges and agrees that under the terms of this Agreement, Buyer’s obligation to consummate the transactions contemplated hereby is not in any way contingent upon or otherwise subject to Buyer’s consummation of any financing arrangements.

5.09Solvency

.  Assuming the accuracy in all material respects of the representations and warranties set forth in Article 3 and Article 4 of this Agreement, immediately after giving effect to the transactions contemplated hereby, Buyer and the Company will not, taken as a whole, (a) be “insolvent” within the meaning given to that term and similar terms under Laws relating to fraudulent transfer and conveyances or be left with unreasonably small capital, (b) have incurred debts beyond their ability to generally pay such debts as they mature, or (c) have liabilities in excess of the reasonable market value of their assets (taken as a going concern).

5.10Investigation

.  Buyer acknowledges that it is relying on its own independent investigation and analysis in entering into the transactions contemplated hereby.  Buyer is knowledgeable about the industries in which Sellers, their Subsidiaries and the Company operate and is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and is able to bear the substantial economic risk of such investment for an indefinite period of time.  Buyer has been afforded access to the books and records, facilities and personnel of Sellers, the Company and the Business requested by Buyer sufficient for purposes of conducting a due diligence investigation of Sellers, the Company and the Business to its satisfaction.

Notwithstanding the foregoing or anything to the contrary in this Agreement, nothing in this Section 5.10 shall in any way limit any of the representations or warranties set forth in Article 3, Article 4 or any Ancillary Agreement.

Article 6

Covenants of Sellers

6.01Conduct of the Business

. During the period from the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Section 9.01 hereof, except as otherwise expressly contemplated by this Agreement or set forth on the attached Schedule 6.01, and except as otherwise consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Sellers shall (to the extent related to the Business or the Seller Contributed Assets) and shall cause their Subsidiaries (to the extent related to the Business or the Seller Contributed Assets) and the Company to, (i) use commercially reasonable efforts to conduct the Business in all material respects in the Ordinary Course, (ii) use commercially reasonable efforts to preserve intact their assets, goodwill and business organizations, keep available the services of the officers and employees, and to preserve the relationships with the customers, suppliers, licensors, employees, distributors and others having material business relationships with the Business and (iii) not take any action which, if taken after December 31, 2017 and prior to the date of this Agreement, would have been required to be disclosed on Schedule 3.05 pursuant to Section 3.05. Notwithstanding the foregoing, prior to the Closing, Sellers and their Subsidiaries may (i) prior to the Calculation Time, use available cash to repay or collect the payment of any intercompany indebtedness, and/or make cash distributions to its equity owners, and (ii) consummate the Restructuring in accordance with the Contribution Agreement.

6.02Access to Books and Records

.  During the period from the date of this Agreement until the date that is the later of  (a) one hundred twenty (120) days following the Closing or (b) the completion of an audit of the financial statements of the Company for the twelve months ended March 31, 2018 or the earlier termination of this Agreement pursuant to Section 9.01 hereof and subject to the terms of the Confidentiality Agreement and the Clean Team Agreement prior to Closing, Sellers shall, at Buyer’s expense (such expense limited to reasonable out-of-pocket expenses incurred by the Sellers as agreed to by both parties), (i) provide Buyer and its authorized representatives (“Buyer’s Representatives”) with reasonable access during normal business hours and upon reasonable notice to the offices, properties, books and records (including electronic records), management and other key employees of the Business, (ii) use commercially reasonable efforts to provide reasonable access to Sellers’ accountants, and (iii) furnish to Buyer and Buyer’s Representatives such additional financial, operating and other relevant data and information about the Business (including, without limitation, source documents and working papers) as Buyer may reasonably request, in each case, for the purpose of consummating the transactions contemplated by this Agreement, preparing to operate the Business following the Closing, and completing an audit of the Business for the twelve (12) month period ending March 31, 2018, if required by Buyer’s or its Affiliates’ reporting obligations under applicable Law and/or applicable rules and regulations of the SEC; provided, however, that if such audit is required and is not completed within 120 days following Closing, then Sellers may prohibit such access for a period of sixty (60) days following the end of such one hundred twenty day (120) period; provided, further, that if it is determined by Buyer that any such audit is not required as set forth herein, Buyer shall promptly notify Sellers and the post-Closing access provided for under this Section 6.02 shall automatically terminate. Sellers will make available its relevant personnel for up to 10 hours per week to Buyer and Buyer’s auditors to assist them in the completion of the audit until such time the audit is completed.  Notwithstanding the foregoing, no access or information provided to Buyer and Buyer’s Representatives pursuant to this Section 6.02 shall unreasonably interfere with the normal operations of the Business; provided further that all requests for such access will be directed to Scott Anderson, or such other Person or Persons as Sellers may designate to Buyer in writing from time to time. Notwithstanding anything to the contrary in this Agreement, neither Sellers nor the Company will be required to provide access or disclose any information to Buyer in accordance with this Section 6.02 to the extent that such access or disclosure would be reasonably likely to (x) jeopardize any attorney-client or other legal privilege or (y) contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof.  In the event that Sellers do not provide access or information in reliance on the preceding sentence, such Person shall provide notice to Buyer that such access or information is being withheld and such Person shall use its commercially reasonable efforts to communicate, to the extent feasible, the applicable information in a way that would not violate the applicable obligation or risk waiver of such privilege. Neither Sellers nor the Company makes any representation or warranty as to the accuracy of any information (if any) provided pursuant to this Section 6.02, and Buyer may not rely on the accuracy of any such information, in each case other than as expressly set forth in the Sellers’ representations and warranties contained in Article 3 or Article 4, the Ancillary Agreements or the Seller Closing Certificate. Subject to Section 10.04(a), Information provided pursuant to this Section 6.02 shall be governed by all the terms and conditions of the Confidentiality Agreement and the Clean Team Agreement, as applicable.

6.03Other Actions; Conditions

.  Without limiting any covenant contained in this Agreement, including the obligations of Sellers described in Section 10.06, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 6.03, Sellers shall at their own expense: (a) assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties that Sellers, their Subsidiaries or the Company are required to obtain in order to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, (c) use commercially reasonable efforts to (i) following the Closing to the extent requested by Buyer, facilitate the execution of new contracts on substantially similar terms between the Company and the third parties referenced on Schedule 6.03 and (ii) otherwise facilitate the transition with such third parties, and (d)  take such other action as may reasonably be necessary or as Buyer may reasonably request to satisfy the conditions of Sections 2.01 and 2.02 to Buyer’s obligations or otherwise to comply with this Agreement and (subject to the provisions of Section 1.01) to consummate the transactions contemplated hereby as soon as practicable.  Notwithstanding the foregoing, in no event shall Sellers, their Subsidiaries or the Company be obligated to bear any material expense or pay any material fee or grant any material concession in connection with obtaining any third party consents, authorizations or approvals in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

6.04Exclusive Dealing

.  During the period from the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Section 9.01 hereof, Sellers will not, and will cause their Affiliates and their and their Affiliates’ respective representatives, officers, directors, managers, agent and employees (collectively, “Representatives”) not to, directly or indirectly: (a) solicit, initiate, encourage or facilitate any inquiry, indication of interest, proposal or offer from any Person (other than Buyer and its Representatives) relating to or in connection with an Acquisition Transaction; (b) participate in or attend any discussions or negotiations or enter into any agreement, arrangement or understanding, whether or not legally binding, with, or provide or confirm any information to, any Person (other than Buyer and its Representatives) relating to or in connection with an Acquisition Transaction; (c) accept any proposal or offer from any Person (other than Buyer and its Representatives) relating to or in connection with an Acquisition Transaction or otherwise commit to, enter into or consummate any Acquisition Transaction with any Person other than Buyer; or (d) furnish any non-public information relating to the Business to any Person (other than Buyer and its Representatives) in any manner related to or that could reasonably result in an Acquisition Transaction.

6.05Related Party Obligations

.  Sellers and their Subsidiaries shall take such action and make such payments as may be necessary and reasonably acceptable to Buyer so that, as of the Closing, there shall be no intercompany liabilities, obligations or agreements between Seller and its Subsidiaries, on the one hand, and the Company, on the other hand, other than the liabilities, obligations and agreements of Sellers and their Subsidiaries and the Company pursuant to this Agreement and the Ancillary Agreements and those listed on Schedule 6.05.  Sellers shall cause evidence of the termination of such Related Party liabilities, obligations and agreements reasonably satisfactory to Buyer to be delivered to Buyer.

6.06Restructuring

.  Prior to the Closing, Sellers and their Subsidiaries and the Company will complete the Restructuring in accordance with the Contribution Agreement.

6.07Resignations

.  Prior to the Closing, the Sellers shall cause to be delivered to Buyer a duly executed written resignation (in a form reasonably acceptable to Buyer) of each manager and each officer of the Company (other than those specified by Buyer in writing at least two (2) days prior to Closing), which such resignations shall be effective at the Effective Time.

6.08Liens

.  Sellers and their Subsidiaries shall cause all Liens, other than any Permitted Liens, on the Seller Contributed Assets and on the Company and its assets to be released at or prior to the Closing.

6.09Financing Assistance

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(a)At the sole expense of Buyer, Sellers and their Subsidiaries shall, and shall cause the Company to, use their commercially reasonable efforts to provide such cooperation reasonably requested by Buyer in connection with the arrangement of the Debt Financing contemplated by the Commitment Letter, including by (i) participating in a reasonable number of meetings, rating agency presentations, and due diligence sessions, in each case upon reasonable advance notice and at mutually agreed upon times, (ii) furnishing Buyer, its Affiliates, and the Financing Sources as promptly as reasonably practicable with historical financial statements, financial and other pertinent information that is reasonably available, readily obtainable or that can reasonably be prepared using such reasonably available or readily obtaining information regarding the Business as may be reasonably requested by Buyer, its Affiliates, or the Financing Sources in connection with the Debt Financing, including definitive joinder documentation (it being understood that Seller and their Subsidiaries need only provide information to assist in the preparation of the Required Financial Information and other customary financial and other information regarding the Company as may be reasonably requested by Buyer, its Affiliates, or the Financing Sources in connection with the Debt Financing, and shall not be required to provide pro forma financial statements or pro forma adjustments reflecting (A) the Debt Financing or any description of all or any component of the Debt Financing, or (B) the transactions contemplated hereby, or otherwise implement any accounting standards not used in the preparation of the Financial Statements, including Financial Accounting Standards Board Accounting Standards Codification 606, Revenue from Contracts with Customers), together with customary authorization letters authorizing the distribution of such information, (iii) providing reasonable assistance to Buyer connection with the preparation of any offering memorandum, bank book, ratings agency presentations or similar documents, (iv) delivering at least three (3) Business Days prior to Closing, all documentation reasonably requested by the Financing Sources related to the Company required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, (v) providing the Financing Sources with reasonable access to the senior management personnel and the properties, books and records of the Business, at reasonable times and in a manner that shall not disrupt the conduct of the Business or the businesses of the Sellers and their Subsidiaries, and (vi) requesting Sellers independent accountants to provide customary and reasonable assistance to Buyer; provided, however, that any such requested cooperation as set forth in this Section 6.09(a), shall not unreasonably interfere with the ongoing operations of Sellers or any of their Subsidiaries.   The Company shall not be required to pay any commitment or other similar fee or make any other payment (other than reasonable out-of-pocket costs) prior to the Closing Date.  Notwithstanding the foregoing, nothing in this Section 6.09(a) shall (A) require any action that would reasonably be expected to (x) conflict with or violate any applicable Law, the Organizational Documents of any Seller or any Subsidiary thereof (including the Company) or any Material Contract, (y) cause any condition to Closing set forth in this Agreement to fail to be satisfied or (z) cause any breach of this Agreement (unless waived in advance by Buyer), (B) require the Sellers or any of their Subsidiaries to pay any commitment or similar fee, pay or reimburse any third party expense, provide any indemnities, or incur or assume any liability or obligation, in connection with such Debt Financing prior to the Closing, (C) require any member, manager or board of directors or similar governing body of Sellers or any of their Subsidiaries to approve or authorize any Debt Financing or agreements related thereto, (D) require Sellers or any of their Subsidiaries to execute prior to the Closing any definitive financing documents or other agreements and documents in connection with any Debt Financing that is not contingent on the Closing (other than with respect to the authorization letters described in clause (ii) above) or (E) cause any director, officer or employee of the Company or of the Sellers or any of their Subsidiaries to incur any personal liability.

6.10Leased Real Property

.  Promptly following the date of this Agreement, Sellers, at their expense, shall engage an inspector (which shall be subject to the approval of Buyer, such approval not to be unreasonably withheld) for the purpose of inspecting the condition of the Leased Real Property.  Such inspector shall ascertain the condition of the exterior and interior of the Leased Real Property, including the roof, walls, foundation, leading and servicing areas, exterior doors and glass, interior partitions and doors, fixtures, equipment and appurtenances (including electrical, mechanical and plumbing equipment, piping and the heating and air conditioning systems) and deliver to both Sellers and Buyer a written report identifying any deferred maintenance or necessary repairs with respect thereto.  Following such inspection and prior to the Closing, Sellers shall use commercially reasonable efforts to cause all such deferred maintenance and necessary repairs to be conducted to the extent CHT, as lessee of the Leased Real Property, is obligated to perform such maintenance and repairs pursuant to Article IV, Section 1 and Amendment 2, Sections 4 and 5 of the Lease.  All such maintenance and repairs shall be made in accordance with the terms of the Lease (including with respect to any Landlord consent thereunder).  Responsibility for all costs and expenses in connection with such maintenance and repairs shall be apportioned between the parties as follows:  (i) aggregate costs and expenses less than or equal to $25,000 shall be the sole responsibility of Buyer; and (ii) aggregate costs and expenses greater than $25,000 shall be the sole responsibility of Sellers.  Notwithstanding the foregoing, in the event that this Agreement is duly terminated pursuant to Section 9.01 hereof, Buyer shall have no responsibility for any costs and expenses in connection with such maintenance and repairs of the Leased Real Property.  For the avoidance of doubt, the completion of such maintenance and repairs shall not be a condition to Closing and to the extent such maintenance and repairs, if any, have not been made prior to Closing, responsibility for the costs and expenses of completing such repairs following the Closing shall be apportioned as set forth in this Section 6.10.

Article 7

Covenants of Buyer

7.01Access to Books and Records

.  From and after the Closing, Buyer will cause the Company to provide Sellers and their authorized representatives with reasonable access (for the purpose of examining and copying), during normal business hours, to the books and records of the Business with respect to periods or occurrences prior to the Closing Date to the extent reasonably necessary in connection with tax reporting and filing and/or preparation of tax or financial reports or for any other reasonable purpose.  Unless otherwise consented to in writing by Sellers (which consent shall not be unreasonably withheld, conditioned or delayed), Buyer will not, and will not permit the Company to, for a period of seven years following the Closing Date, destroy, alter or otherwise dispose of any books and records of the Business, or any portions thereof, relating to periods prior to the Closing Date without first giving reasonable prior notice to Sellers and offering to surrender to Sellers such books and records or such portions thereof.

7.02Conditions

.  Without limiting any covenant contained in this Agreement, including the obligations of Buyer described in Section 10.06, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 7.02, Buyer shall: (a) assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, (b) use commercially reasonable efforts to obtain all consents and approvals of third parties that Buyer or its Affiliates may be required to obtain in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, and (c) take such other action as may reasonably be necessary or as Sellers may reasonably request to satisfy the conditions of Sections 2.01 and 2.03 to Sellers’ obligations or otherwise to comply with this Agreement and (subject to the provisions of Section 1.01) to consummate the transactions contemplated hereby as soon as practicable.

7.03Contact with Clients and Suppliers

.  Except as otherwise provided in Section 6.02, prior to the Closing, Buyer and Buyer’s representatives will contact and communicate with the employees, clients, suppliers and other business relations of the Business in connection with the transactions contemplated hereby only with the prior written consent of Sellers (which consent shall not be unreasonably withheld or delayed).

7.04Employees

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(a)Prior to the Closing and effective as of the Effective Time, on the Closing Date, Buyer will either (i) offer employment to or (ii) pay the severance owed under the Change Healthcare New U.S. Broad-Based Severance Policy to each of the employees set forth on Exhibit G, in each case to the extent such employees are still employed by Sellers or their Subsidiaries at the time of such offer (the “Targeted Employees”).  Targeted Employees who accept the Buyer’s offer of employment and become employees of the Buyer shall be referred to herein as the “Transferred Employees.”  Sellers agree that the Buyer shall have no Liability whatsoever (including under Section 4980B of the Code) with respect to any Targeted Employee who is offered employment consistent with the terms of this Section 7.04(a), but who does not accept such offer, and the Sellers shall retain, bear and discharge all Liabilities with respect to such Targeted Employees (including Liabilities under Section 4980B of the Code). Buyer shall bear 100% of the costs relating to, and shall indemnify and hold harmless Sellers and their Subsidiaries from and against, all penalties and claims arising under the Worker Adjustment and Retraining Notification Act or any similar termination or reduction in force under applicable state or local Law as a result of Buyer’s failure to offer employment to any Targeted Employees.

(b)In connection with the offering and hiring of the Targeted Employees by Buyer, the terms and conditions of Buyer’s offer of employment to each Targeted Employee receiving an offer pursuant to Section 7.04(a) shall include base salary or hourly wages, as applicable, that are substantially similar to the base salary or hourly wages disclosed with respect to such Targeted Employee pursuant to Section 3.17(c)(iv) (which is the base salary or hourly wages provided by Sellers and their Subsidiaries to such Targeted Employee immediately prior to the Closing Date).  Notwithstanding the foregoing, nothing contemplated by this Agreement shall be construed as requiring Buyer to be obligated to continue the employment of any Transferred Employee for any period after the Closing Date.  The Buyer shall not assume and shall have no Liability whatsoever, and the Sellers shall retain, bear and discharge all Liabilities, under each Plan.

(c)Effective from and after the Closing Date, Buyer shall (i) to the extent permitted by Buyer’s applicable plan, program and arrangement, recognize, for all purposes under all plans, programs and arrangements established or maintained by Buyer for the benefit of the Transferred Employees, service with Sellers and their Subsidiaries prior to the Closing Date to the extent such service was recognized under the corresponding Plan covering such Transferred Employees including, for purposes of eligibility, vesting and benefit levels and accruals, (ii) waive any pre-existing condition exclusion, actively-at-work requirement or waiting period under all employee health and other welfare benefit plans established or maintained by Buyer for the benefit of the Transferred Employees, (iii) provide full credit for any out-of-pocket maximums, deductibles or similar payments made or incurred prior to the Closing Date for the plan year in which the Closing occurs, (iv) in connection with any offer made to the Targeted Employees, such offer shall be made in writing and include an acknowledgment that future merit increases in the normal course of Buyer’s or its Affiliates’ annual review shall take into consideration in good faith the amount of time since the last merit increase for such Targeted Employees (it being understood that the foregoing is not a guarantee or obligation to make any merit increase), and (v) honor any accrued paid time off to the extent accounted for in Net Working Capital.

(d)Effective from and after the Closing Date, Buyer shall assume, honor, and perform all obligations and liabilities in respect of any Transferred Employee for all claims for hospital, medical, dental or other health benefits, expenses or other reimbursements relating to any medical service, product or confinement provided to or in respect of any Transferred Employee (or his or her eligible dependents) incurred on or after the Closing Date. The Buyer shall have no Liability whatsoever and the Sellers shall retain, bear and discharge all Liabilities relating to workers’ compensation claims made by (i) any Transferred Employee filed or presented before the Closing, (ii) any Transferred Employee filed or presented after the Closing but relating to claims and/or injuries first arising before the Closing and (iii) any Targeted Employee who does not become a Transferred Employee.

(e)To the extent permitted by Law, the Sellers shall provide, or cause to be provided, promptly to the Buyer, at the Buyer’s request, any information or copies of personnel records (including addresses, dates of birth, dates of hire and dependent information) relating to the Transferred Employees or relating to the service of Transferred Employees with the Sellers or their Subsidiaries or Affiliates prior to the Closing.  The Sellers and the Buyer shall cooperate with the other and shall provide to the other such documentation, information and assistance as is reasonably necessary to effect the provisions of this Section 7.04. Effective as of the Closing, the Sellers on their behalf and on behalf of their Subsidiaries, hereby release each of the Transferred Employees from any and all post-employment obligations under such Transferred Employee’s Company Protection Agreement or Business Asset Protection Agreement, in each case solely with respect to such Transferred Employee’s employment or service to Buyer, the Company or any of their respective Subsidiaries or Affiliates; provided, however, that for the avoidance of doubt, the foregoing release shall not release any such Transferred Employee from any confidentiality obligations with respect to the Seller Business.

(f)The Transferred Employees (to the extent eligible to participate under Sellers 401(k) Plan) shall be eligible to participate, effective as of the Closing Date, in a 401(k) plan sponsored or maintained by Buyer (the “Buyer 401(k) Plan”).  Buyer shall take any and all actions as may be required, including amendments to the Buyer 401(k) Plan, to permit each Transferred Employee who is a participant in a 401(k) Plan sponsored or maintained by Sellers (the “Sellers 401(k) Plan”) to be eligible to commence participation in the Buyer 401(k) Plan as of the Closing Date, make rollover contributions to the Buyer 401(k) Plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in an amount equal to the full account balance distributable to such Transferred Employee from the Sellers 401(k) Plan, including plan loans.

(g)Neither Buyer nor any Affiliate of Buyer will, or will cause any Person to, following the Closing Date, effectuate a “plant closing” or “mass layoff” as those terms are defined in the Worker Adjustment and Retraining Notification Act or any similar termination or reduction in force under applicable state or local Law with respect to the Business Employees for a period of 120 days following the Closing

7.05Procedures for Non-Assigned Contracts

. Except as contemplated by the Shared Contract Activities, in the event that, (a) as part of the Restructuring, Sellers or their Subsidiaries attempt to assign any Contract, lease, permit or other claim or right, or any benefit arising thereunder or resulting therefrom (each, an “Assignable Right”) that constitutes a Seller Contributed Asset, (b) such assignment requires the consent of a third party and (c) such third party consent is not obtained prior to the Closing, then Sellers and Buyer shall use their respective commercially reasonable efforts, and cooperate with each other, to obtain such consent as quickly as practicable thereafter. Prior to the obtaining of any such consent, Sellers and Buyer shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Buyer the benefits of use of the Assignable Right for its term, and to the extent that Buyer receives such benefits, it will assume the obligations of the Sellers or their Subsidiaries or Affiliates thereunder to the extent that Buyer would have been responsible therefor if such consent had been obtained. Once a consent is obtained, Sellers shall cause the holder of the Assignable Right to promptly assign such Assignable Right to Buyer (or its designated Affiliate), and Buyer (or its designated Affiliate) shall assume the obligations thereunder.  In addition, prior to Closing, Buyer and Sellers shall commence the Contract activities set forth on Schedule 7.05 (the “Shared Contract Activities”).

7.06Financing

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(a)Subject to the other terms and conditions of this Agreement, Buyer shall use its commercially reasonably efforts to take, and shall cause their Affiliates to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable to obtain the financing described in the Commitment Letter at Closing on the terms and conditions described therein including using commercially reasonable efforts (i) to maintain in effect the Commitment Letter until the consummation of the transactions contemplated hereby and to comply with their obligations, including the satisfaction at or prior to the Closing of all conditions to the extent within the control of Buyer, under the Commitment Letter, (ii) to consummate the financing contemplated by the Commitment Letter at or prior to or, concurrently with, the Closing, and (iii) to enforce its rights under or with respect to the Commitment Letter.  Buyer shall not without the written consent of Sellers consent to (a) any amendment or modification to, or any waiver of any provision under, the Commitment Letter if such amendment, modification or waiver imposes new or additional conditions, or otherwise adversely expands any of the conditions, to the receipt of the Debt Financing, extends the timing of the funding of the commitments thereunder or reduces the aggregate cash amount of the funding commitments thereunder, (b) any other amendment, modification to, or any waiver of any provision under, the Commitment Letter that would reasonably be expected to adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement on the Closing Date (provided, that (x) Buyer may replace or amend the Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Commitment Letter as of the date hereof and (y) the exercise of any “flex” provisions in any fee letter will not be deemed an amendment, modification or waiver of the Commitment Letter under this Section 7.06) or (c) any early termination of the Commitment Letter unless it is replaced with a new commitment that, were it structured as an amendment to the existing Commitment Letter, would satisfy the requirements of this Section; provided, however, that in no event will Buyer be under any obligation to disclose any information that is subject to attorney-client or similar privilege if Buyer shall have used its reasonable best efforts to disclose such information in a way that would not waive such privilege.  Without limiting its other obligations under this Section 7.06, if a Financing Failure Event occurs Buyer shall (i) use reasonable best efforts to, as promptly as practicable, obtain alternative debt financing in an amount necessary to fund the Purchase Price (less the amount of cash on hand) from the same or other sources and which do not include terms and conditions to the consummation of such alternative debt financing that are materially less favorable (taken as a whole) to Buyer than the terms and conditions set forth in the Commitment Letter (including the “flex” provisions of any fee letters), and (ii) promptly provide the Company with a true and complete copy of a new financing commitment. Buyer shall promptly (and in any event within two (2) Business Days) notify Sellers of a Financing Failure Event.  Nothing in this Section or otherwise in this Agreement shall require Buyer or any of its Affiliates to take any enforcement action to consummate the Debt Financing at the Closing.

(b)Buyer shall indemnify and hold harmless the Seller and its Subsidiaries and their respective officers, directors, managers, employees, agents, consultants, financial advisors, accountants and other Representatives from and against any and all Losses suffered or incurred by any of them in connection with the arrangement of the Debt Financing, any information used in connection therewith (other than to the extent arising from the willful misconduct, gross negligence, fraud or intentional misrepresentation of Seller, its Subsidiaries and their respective officers, directors, managers, employees, agents, consultants, financial advisors, accountants and other Representatives) and any cooperation provided by the Seller and its Subsidiaries and their respective officers, directors, managers, employees, agents, consultants, financial advisors, accountants and other Representatives.  None of Seller, its Subsidiaries, and their respective officers, directors, managers, employees, agents, consultants, financial advisors, accountants and other Representatives shall have any liability to Buyer or any of its Affiliates in respect of any financial statements, other financial information or data or other information provided pursuant to this Agreement, including Section 6.09(a).  Buyer shall promptly, upon request by Sellers, reimburse Sellers for all documented out-of-pocket costs and expenses (including reasonable costs, fees and expenses of counsel and accountants) incurred by Sellers and their Subsidiaries in connection with any cooperation of Seller and its Subsidiaries and their respective officers, directors, managers, employees, agents, consultants, financial advisors, accountants and other Representatives provided under Section 6.09(a).

Article 8

Indemnification

8.01Survival of Representations, Warranties, Covenants, Agreements and Other Provisions

.  The representations and warranties of Sellers contained in Article 3 and Article 4 of this Agreement shall survive the Closing until, and shall terminate at, 11:59 p.m. (New York City time) on the date which is 18 months following the Closing Date (the “General Expiration Time”); provided that (a) the representations and warranties set forth in Section 3.10 of this Agreement and the Fundamental Representations (other than the Tax Representations) in this Agreement shall survive the Closing until, and shall terminate at, 11:59 p.m. (New York City time) on the date that is three years following the Closing Date, and (b) the representations and warranties set forth in Section 3.08 of this Agreement (the “Tax Representations”) shall survive the Closing until, and shall terminate at, 11:59 p.m. (New York City time) on the date that is sixty (60) days after the expiration of the statute of limitations (giving effect to any waiver, mitigation or extension thereof) applicable to the subject matter of such representation or warranty bars all claims with respect to such subject matter. The Fundamental Representations of Sellers in the Contribution Agreement shall survive the Closing until, and shall terminate at, 11:59 p.m. (New York City time) on the date that is three (3) years following the Closing Date.  The representations and warranties of Buyer contained in Article 5 shall survive the Closing until, and shall terminate at, the General Expiration Time; provided that any representation or warranty of Buyer contained in Sections 5.01  (Organization and Power), 5.02 (Authorization; Valid and Binding Agreement) and 5.06 (Brokerage) shall survive the Closing until, and shall terminate at, 11:59 p.m. (New York City time) on the date that is three years following the Closing Date.  Each covenant or agreement made by any party hereto that is contained herein that is to be performed in full prior to the Closing shall survive the Closing until, and shall terminate at, 11:59 p.m. (New York City time) on the date that is six (6) months following the Closing Date; provided, however, that the covenants in Sections 6.06 (Restructuring) and 6.08 (Liens) shall survive the Closing until, and shall terminate at, 11:59 p.m. (New York City time) on the date that is eighteen (18) months following the Closing Date.  Each covenant or agreement in this Agreement that by its terms contemplates performance, whether in whole or in part, at or after the Closing, and each covenant or agreement in the Contribution Agreement, shall survive the Closing until, and shall terminate at, (i) in the case of any covenant or agreement that by its terms expires or terminates on a specific date subsequent to the Closing Date, 11:59 p.m. (New York City time) on the date that is sixty (60) days after the date on which the underlying obligation expires or terminates, and (ii) in the case of any covenant or agreement that does not by its terms expire or terminate on a specific date subsequent to the Closing Date, until fully performed in accordance with its respective terms; provided, however, that the obligation of Sellers to indemnify the Buyer Indemnified Parties pursuant to Section 8.02(c)(iii) shall survive the Closing until, and shall terminate at, 11:59 p.m. (New York City time) on the date that is two (2) years following the Closing Date. Except for claims relating to Fraud, no claim for indemnification hereunder for breach of any such representations, warranties, covenants or agreements may be made after the expiration of the survival period therefor, provided that the parties hereto acknowledge and agree that any claim (and only such claim but not the related representations, warranties, covenants and agreements) for indemnification in respect of any breach of any representation, warranty, covenant or agreement contained herein that is made in writing in accordance with the terms of this Article 8 on or prior to the applicable survival date as specified herein shall survive such survival period as to such claim until the final resolution thereof. Notwithstanding anything to the contrary herein, none of the survival periods, termination dates or limitations contained in this Section 8.01 shall apply to any claims relating to Fraud, which shall survive the Closing for the maximum period permitted by applicable Law.

8.02Indemnification for the Benefit of the Buyer Indemnified Parties

.  From and after the Closing (but subject to the provisions of this Article 8), Sellers shall jointly and severally defend, indemnify and hold harmless Buyer and its Subsidiaries and Affiliates (including, following the Closing, the Company) and their respective owners, stockholders, members, directors, officers, managers, employees, attorneys, accountants, advisors, representatives and agents (collectively, the “Buyer Indemnified Parties”) from and against, and shall pay or reimburse the Buyer Indemnified Parties for, any and all Losses that are suffered, incurred or paid by any Buyer Indemnified Party (in each case, whether or not resulting from or arising out of a Third Party Claim) as a result of or arising out of (a) any inaccuracy in or breach of any representation or warranty by Sellers contained in Article 3 or Article 4, the Contribution Agreement or the Seller Closing Certificate, (b) any breach of or failure to perform any covenant or agreement of Sellers contained in this Agreement or the Contribution Agreement, (c)(i) any Retained Liabilities, (ii) any inaccuracy in or breach of any representation or warranty by Sellers contained in the last sentence of Section 3.22 and (iii) the Covered Matters, and (d)(i) any Closing Indebtedness not included in the Final Closing Indebtedness Amount or (ii) any Unpaid Transaction Expenses not included in the Final Transaction Expenses.  Unless otherwise directed by Buyer, any indemnification payment to which any Buyer Indemnified Party shall become entitled pursuant to this Section 8.02 shall be delivered by Sellers to Buyer by wire transfer of immediately available funds to an account designated by Buyer, within fifteen (15) days after the date upon which any underlying claims are finally resolved.

8.03Indemnification for the Benefit of the Seller Indemnified Parties

.  From and after the Closing (but subject to the provisions of this Article 8), Buyer shall defend, indemnify and hold harmless Sellers and their Subsidiaries and Affiliates and their respective owners, stockholders, members, directors, officers, managers, employees, attorneys, accountants, advisors, representatives and agents (collectively, the “Seller Indemnified Parties”) from and against, and shall pay or reimburse the Seller Indemnified Parties for, any and all Losses that are directly or indirectly suffered, incurred or paid by any Seller Indemnified Party (in each case, whether or not resulting from or arising out of a Third Party Claim) as a result of or arising out of (a) any inaccuracy in or breach of any representation or warranty by Buyer contained in Article 5 or the Buyer Closing Certificate, (b) any breach of or failure to perform any covenant or agreement of Buyer contained in this Agreement and (c) any Company Assumed Liability and any Liability arising from the operation of the Business by the Company and Buyer following the Closing (but excluding any Liability resulting from or arising from the matters set forth in Section 8.02(a) through (d)).  Unless otherwise directed by the Sellers, any indemnification payment to which any Seller Indemnified Party shall become entitled pursuant to this Section 8.03 shall be delivered by the Buyer to Sellers by wire transfer of immediately available funds to an account(s) designated by Sellers, within fifteen (15) days after the date upon which any underlying claims are finally resolved.

8.04Limitations on Indemnification

.  The rights of the Buyer Indemnified Parties and the Seller Indemnified Parties to indemnification pursuant to the provisions of this Article 8 are subject to the following limitations, notwithstanding anything in this Agreement to the contrary:

(a)No individual claim or series of related or similar claims for indemnification by any Buyer Indemnified Party pursuant to Section 8.02(a) (other than with respect to a claim arising from a breach of a Fundamental Representation), or any Seller Indemnified Party pursuant to Section 8.03(a) (other than with respect to a claim arising from a breach of the representations set forth in Sections 5.01 (Organization and Power), 5.02 (Authorization; Valid and Binding Agreement) and 5.06 (Brokerage)), shall be asserted unless and until the aggregate amount of Losses that would be payable pursuant to such claim exceeds an amount equal to $35,000 (the “Mini-Basket”) (it being understood that any such individual claims or series of related claims for amounts less than the Mini-Basket shall be ignored in determining whether the Deductible has been exceeded and any claim or series of related or similar claims in excess of the Mini-Basket shall include the Mini-Basket from dollar one and be included for purposes of determining whether the Deductible has been exceeded).  For the purpose of this Section 8.04(a), any claims pursuant to Section 3.19 (Sufficiency of Assets) shall be deemed to be related claims;

(b)No Buyer Indemnified Party shall be entitled to recover any Losses in respect of any indemnification claim made pursuant to Section 8.02(a), unless and until the aggregate amount of Losses that would otherwise be payable pursuant to Section 8.02(a) collectively exceeds on a cumulative basis the Deductible, and if the amount of such Losses exceeds the Deductible, the Buyer Indemnified Parties shall only be entitled to be indemnified and held harmless from such Losses in excess of the Deductible, but subject in all cases to the other terms set forth in this Article 8; provided, that the Deductible shall not apply to (i) Losses suffered, incurred or paid by any Buyer Indemnified Party as a result of or arising out of the inaccuracy in or breach of any representation or warranty of Sellers contained in Sections 3.01 (Organization and Power), 3.02(a) (Authorization; Valid and Binding Agreement), 3.03 (Capitalization and Subsidiaries), 3.07(a) (Title to Other Properties), 3.08 (Tax Matters), 3.20 (Brokerage), 4.01 (Organization and Power) and 4.02 (Ownership) or of Sellers contained in the Contribution Agreement (collectively, the “Fundamental Representations”), (ii) Losses suffered, incurred or paid by any Buyer Indemnified Party as a result of or arising out of the inaccuracy in or breach of any representation or warranty of Sellers contained in Section 3.19 (Sufficiency of Assets) or (iii) claims relating to Fraud, it being agreed that, in such circumstances, the applicable Buyer Indemnified Party shall, subject to the other limitations set forth in this Article 8, be entitled to be indemnified and held harmless from all such Losses from the first dollar of such Losses (except for the Mini-Basket as it applies to breaches of the representations and warranties set forth in Section 3.19 (Sufficiency of Assets)), and any such Losses shall not count towards the Deductible;

(c)In no event shall the Buyer Indemnified Parties be entitled to recover any Losses in respect of any indemnification claim or claims made pursuant to Section 8.02(a) in an aggregate amount in excess of the Cap Amount; provided, that the Cap Amount shall not apply to (i) Losses suffered, incurred or paid by any Buyer Indemnified Party as a result of or arising out of the inaccuracy in or breach of any Fundamental Representations or as a result of or arising out of the inaccuracy in or breach of Section 3.19 (Sufficiency of Assets), or (ii) claims relating to Fraud;

(d)In no event shall the Buyer Indemnified Parties be entitled to recover any Losses in respect of any indemnification claim or claims (other than claims relating to Fraud) made pursuant to Section 8.02(a) as a result of or arising out of the inaccuracy in or breach of  Section 3.19 (Sufficiency of Assets) in excess of $25,000,000.

(e)In no event shall the Buyer Indemnified Parties be entitled to recover any Losses in respect of any indemnification claim or claims (other than claims relating to Fraud) made pursuant to Section 8.02(c)(iii) in excess of $2,000,000.

(f)In no event shall the Buyer Indemnified Parties be entitled to recover any Losses in respect of any indemnification claim or claims (other than claims relating to Fraud) made pursuant to Sections 8.02(a) and/or 8.02(b) in an aggregate amount in excess of the Purchase Price (as adjusted in accordance with Section 1.03);

(g)The amount of any Loss subject to indemnification under Sections 8.02 or 8.03 shall be calculated net of (i) any Tax Benefit realized by the Indemnitee on account of such Loss in any taxable year that begins prior to the second anniversary of the Closing Date and (ii) any third party insurance proceeds actually received by the Indemnitees on account of such Loss, net of the aggregate amount of all costs and expenses (including reasonable attorney’s fees and expenses) of recovery or collection, including deductibles, retention or similar costs or payments and any increases in premiums (collectively, “Recovery Costs”), and (iii) any indemnification payments made by any third party to, and actually received by, the Indemnitees on account of such Loss, net of any Recovery Costs.  If the Indemnitee realizes a Tax Benefit in any taxable year that begins prior to the second anniversary of the Closing Date) and the amount of the indemnity payment was not previously reduced by the amount of such Tax Benefit (or any portion thereof), the Indemnitee shall promptly pay to the Indemnitor, the amount of such Tax Benefit (or such portion thereof as was not previously taken into account) at such time or times as and to the extent that such Tax Benefit is realized by the Indemnitee, but in no event shall the amount of such payment to the Indemnitor exceed the amount of the indemnification payment made to the Indemnitee and not previously reimbursed.  For purposes hereof an Indemnitee shall realize, a “Tax Benefit” on account of a Loss for any taxable year to the extent that (i) the Indemnitee’s cash Tax liability for such taxable year determined without taking such Loss and the Tax consequences of any related indemnification payment into account (which Tax consequences for the purposes of this Section 8.04(g) shall include the present value, calculated at an eight percent (8%) discount rate, of any reduced amortization and depreciation deductions resulting from an indemnification payment) is greater than (ii) the Indemnitee’s Tax liability for the relevant taxable year determined taking into account such Loss and the Tax consequences of any related indemnification payment.  The Indemnitee shall use commercially reasonable efforts to seek realization of such Tax Benefit or recovery under any third party insurance policies covering any Losses, in each case to the same extent as such Indemnitee would pursue such recovery or realization if the related Losses were not subject to indemnification hereunder (but for the avoidance of doubt, only after the amount of any deductibles, retentions or similar costs have been satisfied and only the extent such policies cover such Losses); provided, however, notwithstanding anything to the contrary herein, the Indemnitees shall not be required to engage counsel or file or bring a lawsuit, arbitration or other action or Proceeding with respect to any insurance policies or third party indemnification rights.  For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, the Indemnitees shall be entitled to seek indemnification under this Article 8 concurrently with seeking recovery from any third party insurance policies or other third party.  In the event that an insurance recovery under a third party insurance policy or third party indemnity payment is actually received by any Indemnitee with respect to any Loss for which any such Indemnitee has been indemnified hereunder, then the Indemnitee shall promptly pay to the Indemnitor, an amount equal to the lessor of (x) the amount of such insurance recovery or third party indemnity payment actually received by the Indemnitees, net of any Recovery Costs, and (y) the amount of the indemnification payment previously received by the Indemnitees pursuant to Section 8.02 with respect to such Losses and not previously reimbursed.  To the extent that any Tax Benefit that is used to reduce a Loss pursuant to this Section 8.04(g) is disallowed, the Indemnitor shall pay an amount equal to such disallowed Tax Benefit to the Indemnitee within five (5) days after Indemnitor’s receipt of notice of such disallowance, and such Tax Benefit shall become a “Disallowed Tax Benefit” for the purposes of this Agreement.  Notwithstanding the foregoing, nothing in this Section 8.04(d) shall defer when an indemnification payment shall be made under this Agreement;

(h)In no event shall the Buyer Indemnified Parties be entitled to recover any Losses in respect of any indemnification claim or claims made pursuant to Section 8.02 to the extent that such Losses were included as a current liability or reserve for doubtful accounts in the calculation of Net Working Capital other than Losses in respect of Seller’s failure to pay any Final Closing Adjustment Shortfall pursuant to Section 1.03(g); and

(i)Notwithstanding anything to the contrary in this Agreement, for purposes of calculating the amount of Losses to which a Buyer Indemnified Party or a Seller Indemnified Party is entitled under Section 8.02(a) or Section 8.03(a) and for purposes of determining whether a representation or warranty has been breached, the representations and warranties of the Sellers and the Buyer shall not be deemed to be qualified by, and shall be interpreted without giving effect to the terms “material,” “materiality,” and “Material Adverse Effect”; provided, however, that the foregoing shall not apply to the following: the defined terms “Material Contract”, “Material Client” and “Material Supplier” and the representations and warranties set forth in Sections 3.05, 3.09(a)(ii), 3.12(a) and 3.12(b).

8.05Mitigation

.  To the extent required by applicable Law, each Person entitled to indemnification hereunder shall take, or cause to be taken, commercially reasonable steps to mitigate Losses which are indemnifiable or recoverable hereunder or in connection herewith upon becoming aware of any event which would reasonably be expected to give rise to such Losses.

8.06Indemnification Procedures; Defense of Third Party Claims

.

(a)Any Buyer Indemnified Party or Seller Indemnified Party entitled to make a claim for indemnification under Sections 8.02 or 8.03 (an “Indemnitee”) shall promptly notify the indemnifying party (the “Indemnitor”) in writing of the assertion or commencement of any claim or Proceeding by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement against such Indemnitee that the Indemnitee has determined would reasonably be expected to give rise to such right of indemnification (a “Third Party Claim”), describing in reasonable detail (to the extent known) the facts and circumstances with respect to the subject matter of such claim or Proceeding; provided, that the failure to provide such notice shall not release the Indemnitor from any of its obligations under this Article 8 except to the extent the Indemnitor is materially prejudiced by such failure, it being agreed that notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of any applicable survival period specified in Section 8.01 for such representation, warranty, covenant or agreement.

(b)Upon receipt of a notice of a Third Party Claim for indemnity from an Indemnitee pursuant to Sections 8.02 or 8.03, the Indemnitor shall have thirty (30) days (unless the claim or Proceeding requires a response before the expiration of such thirty-day period, in which case the Indemnitor shall have until the date that is ten (10) days before the required response date) to acknowledge (in writing) its indemnification obligations under this Agreement with respect to the Third Party Claim (assuming the accuracy of the facts alleged in such Third Party Claim) (such acknowledgment in writing, an “Indemnitor Acknowledgment”) and undertake and assume, through counsel of its own choosing, and at its expense, the settlement, defense and control of such Third Party Claim; provided, that (x) the Indemnitor shall allow the Indemnitee to participate in the settlement and defense of such Third Party Claim with its own counsel and at its own expense, (y) in no event shall the Indemnitor have the right to conduct or control the defense, compromise or settlement of any Special Claim and (z) the Indemnitor shall pay (A) the reasonable fees and expenses of one counsel of the Indemnitee in the event that the Third Party Claim of which the Indemnitor seeks to assume control involves a claim that Indemnitee reasonably determines, based on the advice of legal counsel to the Indemnitee is inappropriate for joint representation because Indemnitee has separate defenses from the Indemnitor or because there is a conflict of interest between the Indemnitee and the Indemnitor with respect to such Third Party Claim and (B) any reasonable fees and expenses incurred by the Indemnitee prior to its receipt of the Indemnitor Acknowledgement.  So long as the Indemnitor has taken responsibility for (including by providing an Indemnitor Acknowledgment to the Indemnitee) and continues to defend the Third Party Claim in good faith, the Indemnitee shall not pay, compromise or settle such claim without the Indemnitor's written consent, which consent shall not be unreasonably withheld, conditioned or delayed. If the Indemnitor does not deliver an Indemnitor Acknowledgment to Indemnitee and assume the defense and control of any Third Party Claim pursuant to this Section 8.06(b) or if the Third Party Claim is a Special Claim, the Indemnitee shall be entitled to undertake, assume and control, through counsel of its own choosing, and at the Indemnitor’s expense, defense and settlement of such Third Party Claim; provided, however, (A) the Indemnitor may nonetheless participate in the defense of such Third Party Claim with its own counsel and at its own expense and (B) the amount agreed to be paid by the Indemnitee in settlement or compromise of such Third Party Claim without the prior consent of the Indemnitor to such payment amount (which such consent shall not be unreasonably withheld, conditioned or delayed) shall not be deemed determinative of the amount of the indemnification payment owed by the Indemnitor to the Indemnitee.  Buyer or Sellers, as the case may be, shall, and shall cause each of its Affiliates and their respective representatives to, reasonably cooperate with the party controlling the defense of any Third Party Claim, including by furnishing books and records, personnel and witnesses, as appropriate for any defense of such Third Party Claim.  If the Indemnitor has delivered an Indemnitor Acknowledgment and assumed the defense and control of a Third Party Claim in accordance with this Section 8.06(b), it shall not be authorized to consent to a settlement or compromise of, or the entry of any judgment arising from, any Third Party Claim, without the prior written consent of the Indemnitee (in the Indemnitee’s sole discretion) unless such compromise, settlement or judgment (i) does not involve any finding or admission of any violation of Law or admission of any wrongdoing by any Indemnitee, (ii) involves solely the payment of money damages by the Indemnitor, (iii) includes, as an unconditional term of such payment, compromise or settlement, an unconditional and irrevocable release of the Indemnitees from all liability in respect of the Third Party Claim, and (iv) does not impose any restriction on the Indemnitee or any injunctive or other equitable relief against the Indemnitee.

(c)With respect to any Third Party Claim subject to indemnification under this Section 8.06, both the Indemnitee and the Indemnitor, as the case may be, shall keep the other Person reasonably informed of the status of such Third Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel.

(d)Notwithstanding anything in Section 8.06 to the contrary, the Indemnitee will have the right to conduct and control, through counsel of its choosing, the defense,

compromise and settlement of any Third Party Claim with respect to which the Indemnitee is any one or more of the Buyer Indemnified Parties and that (i) involves any possibility of criminal liability or any action by any Governmental Body, (ii) involves a Material Client, (iii) seeks injunctive relief, specific performance or other equitable relief against any of the Buyer Indemnified Parties, (iv) involves any claim or Proceeding with respect to Taxes (provided, that the procedures with respect to claims or Proceedings relating to Taxes shall be governed by and subject to the provisions of Section 10.02(b)) or (vi) involves Losses with respect to which it is reasonably likely that the Buyer Indemnified Parties would bear a greater portion of as compared to the Sellers under this Article 8 (each of the foregoing, a “Special Claim”).

8.07Sole and Exclusive Remedy

.

(a)Except for (i) the right of a party to pursue specific performance pursuant to Section 12.19 or the Contribution Agreement, (ii) any claim of Fraud, and (iii) any claim arising under the Transition Services Agreement or the Non-Competition Agreement or any commercial agreement entered into after the date hereof, and subject to and without limitation of the rights of the parties hereto pursuant to Article 1, from and after the Closing, the indemnification terms set forth in this Article 8 shall constitute the sole and exclusive remedy of the parties hereto, the Buyer Indemnified Parties and the Seller Indemnified Parties for any and all Losses or other claims relating to or arising from this Agreement, the Contribution Agreement or in connection with the transactions contemplated hereby or thereby, including in any exhibit, Schedule or certificate delivered hereunder.

(b)The parties hereto acknowledge and agree, on their behalf and on behalf of the Buyer Indemnified Parties and Seller Indemnified Parties, that from and after the Closing no Indemnitee may avoid the limitation on liability set forth in this Article 8 by (x) seeking damages for breach of contract, tort or pursuant to any other theory of liability outside of the indemnification provisions set forth herein, all of which are hereby waived, or (y) asserting or threatening any claim against any Person that is not a party hereto for breaches of the representations, warranties, covenants and agreements contained in this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) nothing in this Section 8.07(b) shall in any way limit the right of a party to pursue specific performance pursuant to Section 12.19, and (ii) the provisions of this Section 8.07(b) shall not, and shall not be deemed or construed to, waive or release any claims relating to Fraud or any claim arising under the Transition Services Agreement or the Non-Competition Agreement. The parties hereto agree that the provisions in this Agreement relating to indemnification, and the limits imposed on the remedies of the parties hereto (and the Buyer Indemnified Parties and Seller Indemnified Parties) with respect to this Agreement and the Contribution Agreement, including in any Schedule or certificate hereunder or thereunder, and the transactions contemplated hereby or thereby, were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to the Sellers hereunder.

8.08Other Claims

.  A claim for indemnification for any matter not involving a Third Party Claim (each, a “Direct Claim”) may be asserted by (a) in the case of any claim by any Buyer Indemnified Party under Section 8.02, written notice to Sellers and (b) in the case of any claim by any Seller Indemnified Party under Section 8.03, written notice to Buyer, in each case, in accordance with Section 12.05 hereof.

8.09No Circular Recovery; Double Recovery

.  The Sellers on their behalf and on behalf of the other Seller Indemnified Parties, hereby irrevocably waive and release, and acknowledge and agree that none of the Sellers shall have or shall exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or advancement of expenses, right of subrogation or other right or remedy (including under any provisions of any Organizational Documents of the Company) against the Company in connection with any indemnification obligation or any other liability to which any Seller may become subject under or in connection with this Agreement.  No party is to be entitled to recover any Losses pursuant to this Article 8 to the extent such party has previously actually recovered the full cash amount of such Losses pursuant to another provision of this Agreement.

Article 9

Termination

9.01Termination

.  This Agreement may be terminated at any time prior to the Closing:

(a)by the mutual written consent of Buyer and Sellers;

(b)by Buyer, if there has been a material breach by Sellers of any covenant, agreement, representation or warranty contained in this Agreement such that any of the conditions set forth in Section 2.02 would not be satisfied and such breach has not been waived by Buyer or cured by Sellers prior to the earlier of (i) ten (10) days after receipt of written notice thereof from Buyer or (ii) the Outside Date (but subject to any extension thereof pursuant to Section 9.01(d)); provided, however, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 9.01(b) if Buyer is then in material breach of this Agreement;

(c)by Sellers, if there has been a material breach by Buyer of any covenant, agreement, representation or warranty contained in this Agreement such that any of the conditions set forth in Section 2.03 would not be satisfied and such breach has not been waived by Seller or cured by Buyer prior to the earlier of (i) ten (10) days after receipt of written notice thereof by Sellers or (ii) the Outside Date; provided, however, that Sellers shall not have the right to terminate this Agreement pursuant to this Section 9.01(c) if Sellers are then in material breach of this Agreement;

(d)by either Buyer or Sellers if the transactions contemplated hereby have not been consummated by 5:00 p.m., Nashville, Tennessee time on October 5, 2018, or such later date as Buyer and Sellers may mutually agree in writing (such date, the “Outside Date”); provided, however, that if on Outside Date any of the conditions to Closing set forth in Section 2.01(a) or Section 2.01(b) shall not have been satisfied or, to the extent permitted by applicable Law, waived, by the parties entitled to the benefit of such condition but all other applicable conditions to Closing set forth in Article 2 shall have been satisfied or waived (except for those conditions that by their nature or terms can only be satisfied at the Closing, which conditions were capable of being satisfied at such time), then the Outside Date shall be extended to January 7, 2019 if Sellers or Buyer notify the other party in writing on or prior to the initial Outside Date of such Party’s election to extend the Outside Date; provided further, that neither Buyer nor Sellers shall have the right to terminate this Agreement pursuant to this Section 9.01(d) if the failure of the Closing to take place on or before 5:00 p.m., Nashville, Tennessee time on the Outside Date (including any extension thereof pursuant to this Section 9.01(d)) results from, or is caused by, such Person’s material breach of any covenant, agreement, representation or warranty contained in this Agreement; or

(e)by either Sellers or Buyer if (i) any Order of any Governmental Body permanently restraining, enjoining or otherwise preventing or prohibiting the consummation of the transactions contemplated by this Agreement has been issued and becomes final and non-appealable; provided, that neither Buyer nor Sellers shall have the right to terminate this Agreement pursuant to this Section 9.01(e) if such Person’s material breach of any provision of this Agreement causes or results in the imposition of such Order or the failure of such Order to be resisted, resolved or lifted, as applicable or (ii) there shall be any applicable Law enacted, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Body that would make consummation of the transactions contemplated by this Agreement illegal.

9.02Effect of Termination

.  In the event of the termination of this Agreement by either Buyer or Sellers as provided above, the provisions of this Agreement will immediately become void and of no further force or effect (other than Section 7.06(b), this Section 9.02 and Article 12 hereof which will survive the termination of this Agreement in accordance with their terms; provided, however, that the last sentence of Section 6.02 above, and the Confidentiality Agreement and the Clean Team Agreement referred to therein, will survive the termination of this Agreement for a period of two years following the date of such termination or such longer period as provided for in such agreements (and, notwithstanding anything contained in this Agreement or the Confidentiality Agreement to the contrary, if applicable, the Confidentiality Agreement term will be automatically amended to be extended for such two-year period)); provided, further that nothing in this Article 9 will be deemed to (i) impair the right of any party to compel specific performance by another party of its obligations under this Agreement or (ii) relieve any party hereto from liability for willful breaches of this Agreement arising prior to the termination of this Agreement.

Article 10

Additional Covenants and Agreements

10.01Acknowledgment by Buyer

.  Buyer acknowledges that it has conducted, to its satisfaction, an independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Business and the Company and, in making its determination to proceed with the transactions contemplated by this Agreement, Buyer has determined to rely only on the representations and warranties of Sellers expressly and specifically set forth in Article 3 and Article 4 of this Agreement, the Seller Closing Certificate and the other Ancillary Agreements, and on no other representations or warranties of Sellers or its Affiliates or any of their respective directors, officers, employees, members or representatives. SUCH REPRESENTATIONS AND WARRANTIES BY SELLERS AND THOSE INCLUDED IN ANY ANCILLARY AGREEMENT HERETO CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF SELLERS TO BUYER AND THEIR AFFILIATES REGARDING THE BUSINESS, THE COMPANY AND OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER

REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESS OR IMPLIED (INCLUDING ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE BUSINESS, THE COMPANY OR TO ANY ENVIRONMENTAL, HEALTH OR SAFETY MATTERS) ARE SPECIFICALLY DISCLAIMED BY SELLERS AND ARE NOT BEING RELIED UPON BY BUYER OR ANY OF ITS REPRESENTATIVES OR AFFILIATES. Notwithstanding the foregoing or anything to the contrary in this Agreement, nothing in this Section 10.01 shall in any way limit any of the representations or warranties set forth in Article 3, Article 4 or any Ancillary Agreement.

10.02Tax Matters

.

(a)Tax Treatment and Allocation of Purchase Price.  For U.S. federal income tax purposes, the purchase and sale of the Company will be treated by the parties hereto as a purchase and sale of all the assets of the Company and an assumption by the Buyer of the liabilities of the Company, and the Sellers and Buyer agree to report the transactions contemplated hereby in such manner (the “Agreed Tax Treatment”).  The Purchase Price and the liabilities of the Company (and any other amount of consideration for purposes of Section 1060 of the Code, including any adjustment thereto) shall be allocated among the assets of the Company for income tax purposes in accordance with section 1060 of the Code and the principles set forth in Annex D.  Within thirty (30) days following the final determination of the Closing Statement, Buyer shall provide Sellers with a Tax allocation prepared consistent with Annex D (the “Allocation”).  Sellers shall have a period of ten (10) Business Days to review the Allocation and to provide comments to Buyer.  Buyer shall incorporate any reasonable comments received from Sellers in good faith and following the receipt of comments, if any, from Sellers, shall furnish to Sellers the final Allocation.  In case of any adjustment to the Purchase Price (or any other item of consideration for United States federal income Tax purposes), requiring an amendment to the Allocation, Buyer shall amend the Allocation in accordance with the principles set forth in this Section 10.02(a) and provide such amended allocation to the Sellers (which, subject to Sellers’ review rights applicable to the original Allocation, shall become the Allocation).  Buyer and Sellers shall cooperate with each other in the preparation and filing of IRS Form 8594 in connection with the Allocation.  Neither Buyer nor Sellers, nor any of their respective Affiliates, shall take any position for income tax purposes (whether in audits, Tax Returns or otherwise) which is inconsistent with the Agreed Tax Treatment or the Allocation unless required to do so by applicable Law.  Buyer and Sellers shall promptly give the other notice of any disallowance of the Allocation and challenge to such reporting by any Governmental Body.  Buyer and Sellers shall cooperate fully, as and to the extent reasonably requested by another party, in connection with any audit, litigation, or other proceeding with respect to the Agreed Tax Treatment and the Allocation.  Such cooperation shall be consistent with Section 10.02(c) and a party, upon the other party’s request and expense, shall provide the records and information that are reasonably relevant to any such audit, litigation, or other proceeding for the relevant time periods.

(b)Tax Returns; Audits.  The Sellers will include all items of income (including deferred revenue), gain, loss, deduction or credit of the Company or that relate to the Business for taxable periods (or portions thereof) ending on or before the Closing Date reflecting the fact that the Company is a disregarded entity and Sellers shall not be deemed for Tax purposes to make any payment to Buyer or any of its Affiliates with respect to any deferred revenue.  All personal property Taxes or ad valorem obligations and similar recurring Taxes and fees imposed on the Company or related to the Business for taxable periods beginning on or before, and ending after, the Closing Date, shall be prorated between Buyer and Sellers as of the Closing Date based on the number of days in any such taxable period ending on the end of the Closing Date and the number of days in such entire taxable period.  Seller shall be liable for all Taxes of the Company or that relate to the Business imposed for any taxable period (or portion thereof) up to and including the Closing Date and the Company shall be liable for all Taxes of the Company or that relate to the Business imposed for any taxable period (or portion thereof) beginning after the Closing Date.  The Sellers will have the right to control all audits or other proceedings by any taxing authority of the Company or that relate to the Business for taxable periods that end on or include the Closing Date; provided, however, that in the case of any such audit or other proceeding involving the Company or the Business the Sellers elect in writing to control any such audit or other proceeding within fifteen (15) days of receiving written notice thereof the Buyer shall have the right, at its own expense, to participate in any such audit or other proceeding and that the Sellers shall not settle any such audit or other proceeding involving the Company or any of its assets that could affect the Tax liability of the Buyer or any of its Affiliates (including, for the avoidance of doubt, following the Closing, the Company) without the Buyer’s prior written permission, which permission shall not be unreasonably conditioned, delayed or withheld.  The Buyer shall have the right to control any other audits or other proceedings by any taxing authority of the Company or with respect to the Business.

(c)Cooperation.  The parties hereto will cooperate with each other to provide each other with such assistance as may be reasonably requested by them in connection with the preparation of any Tax Returns, including any Tax audit or other examination in connection with an administrative or judicial proceeding involving a Taxing Authority relating to Taxes and the enforcement of the provisions of this Section 10.02(c).  Such cooperation will include, including upon Sellers’ request and expense, providing records and information that are reasonably relevant to any such matters and making employees available on a mutually convenient basis to provide additional information; provided, that the Sellers shall reimburse Buyer for all out of pocket costs and expenses incurred in connection with any such request.

(d)Transfer Taxes.  Sellers will pay any transfer Tax, documentary Tax, sales Tax, registration Tax, real property Tax, stamp Tax or other similar Tax imposed on the Company or Sellers as a result of the transactions contemplated by this Agreement and the Contribution Agreement (collectively, “Transfer Taxes”), and any penalties or interest with respect to the Transfer Taxes, and Sellers shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, the parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation (“Transfer Tax Returns”).  Buyer shall cooperate with Sellers in the filing of any returns with respect to the Transfer Taxes, including promptly supplying any information in their possession that is reasonably necessary to complete such returns.

(e)Tax Sharing Agreements.  Sellers shall cause all Tax sharing or distribution agreements, excluding, for avoidance of doubt, this Agreement, providing for the sharing of Tax liabilities to which any Seller or any of its Affiliates (other than the Company), on the one hand, and the Company, on the other hand, is a party to be terminated as of 12:01 a.m. local time on the

Closing Date and the Company to not be bound thereby or have any liability thereunder with respect to any Taxable period.

10.03Misdirected Payments

.  Following the Closing, all payments and reimbursements made by any third party in the name of or to a Seller or any of its Affiliates to the extent arising out of the Business, shall be held by such Seller or such Affiliate in trust for the benefit of Buyer, and within ten (10) Business Days after receipt by such Seller or such Affiliate of any such payment or reimbursement, such Seller or such Affiliate shall pay over to Buyer the amount of such payment or reimbursement, together with all corresponding notes, documentation and information received in connection therewith.  Following the Closing, all payments and reimbursements made by any third party in the name of or to Buyer or any of its Affiliates to the extent arising out of the Seller Business, shall be held by Buyer or such Affiliate in trust for the benefit of Sellers, and within ten (10) Business Days after receipt by Buyer or such Affiliate of any such payment or reimbursement, Buyer or such Affiliate shall pay over to Sellers the amount of such payment or reimbursement, together with all corresponding notes, documentation and information received in connection therewith.

10.04Confidentiality

.

(a)At the Closing, the Confidentiality Agreement, dated June 8, 2017, between CHC and Buyer (the “Confidentiality Agreement”) and the Clean Team Agreement, dated January 3, 2018, between CHC and Buyer (the “Clean Team Agreement”) shall terminate solely with respect to that portion of the Confidential Information (as defined in the Confidentiality Agreement) that is included in the Seller Contributed Assets in accordance with the terms set forth therein, and Buyer’s confidentiality obligations thereunder will continue in effect in accordance with their respective terms with respect to (and only with respect to) that portion of the Confidential Information that is not included in the Seller Contributed Assets; provided, that nothing contained herein or in the Confidentiality Agreement or the Clean Team Agreement will prohibit Buyer or its Affiliates from disclosing any information to the extent required for Buyer or its Affiliates to comply with their Tax and reporting obligations or prosecute or defend an action or other Proceeding with respect to this Agreement or any Ancillary Agreement.

(b)Following the Closing, except (i) to the extent required by applicable Law or legal process or in order for Buyer or its Affiliates to comply with their legal, Tax and reporting obligations or (ii) in order for Buyer or its Affiliates to prosecute or defend an action with respect to this Agreement or any Ancillary Agreement, Buyer and its Affiliates shall not (x) disclose, disseminate or divulge to any third party (except to their respective representatives in connection with the items listed in (i) and (ii) above, provided that Buyer and its Affiliates will be responsible for any breaches by their respective representatives of this Section 10.04(b)), any Seller Additional Confidential Information that would constitute a trade secret in a manner that is detrimental to Sellers’ rights thereto. Following the Closing, in the event that Buyer or its Affiliates or their respective representatives are requested pursuant to, or required by, applicable Law or legal process to disclose (other than to their respective representatives in connection with the items listed in (i) and (ii) above) any such Seller Additional Confidential Information, Buyer shall, to the extent permitted by applicable Law, provide Sellers prompt written notice of such request or requirement. Sellers may seek an appropriate protective order or other remedy (and if Sellers seek such an order, Buyer and its Affiliates will provide such cooperation as Sellers shall reasonably requires at

Sellers’ expense) and, to the extent permitted by applicable Law, Buyer agrees to consult with Sellers with respect to taking steps to resist or narrow the scope of such disclosure upon Sellers’ reasonable request. For purposes of this Agreement “Seller Additional Confidential Information” means all documentation, data and other information to the extent relating to Sellers or their Affiliates that has been obtained from Sellers or their Affiliates in connection with the performance or receipt of services under the Transition Services Agreement; provided, however, that Seller Additional Confidential Information will not include (A) any documentation, data or other information that is or becomes available to any member of the public other than as a result of a breach of this Section 10.04(b), (B) any documentation, data or other information that is included in the Seller Contributed Assets, (C) was (prior to being obtained from the Sellers or their Affiliates) or becomes available to Buyer or its Affiliates on a non-confidential basis, or (D) is independently developed by Buyer or its Affiliates without the use of or reference to Seller Additional Confidential Information.

10.05Notification

. Between the date of this Agreement and the Closing Date, Buyer or Sellers, as the case may be, shall promptly notify the other party in writing if such party becomes aware of (i) any fact or condition that causes or constitutes a breach of any of the representations and warranties of such party made as of the date of this Agreement, or (ii) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or such party’s discovery of, such fact or condition.  If any such fact or condition requires any change to the Schedules delivered by Sellers, Sellers shall promptly deliver to Buyer a supplement to the Schedules specifying such change.  In addition, between the date of this Agreement and the Closing Date, Buyer or Sellers, as the case may be, shall promptly notify the other party of the occurrence of any breach of any covenant of such party in this Agreement or of the occurrence of any event that may make the satisfaction of any conditions in Sections 2.01, 2.02 or 2.03 impossible or unlikely.  No disclosure pursuant to this Section 10.05 or any supplement to the Schedules will prevent or cure any breach of any representation or warranty or covenant set forth herein (including, without limitation, for purposes of indemnification pursuant to Article 8 or the closing conditions in Section 2.02.

10.06HSR Filing.

(a)Each of Buyer and Sellers shall: (i) as promptly as practicable, but in no event later than fifteen (15) Business Days from the date hereof, take all actions necessary to file or cause to be filed any filings required of it or any of its Affiliates under the HSR Act or other applicable Antitrust Law in connection with this Agreement and the transactions contemplated hereby, including the Notification and Report Forms required pursuant to the HSR Act with respect to the transactions contemplated hereby (it being agreed that the Buyer and Sellers shall request early termination in connection therewith); (ii) use commercially reasonable efforts to obtain the required consents from the applicable Governmental Bodies; and (iii) at the earliest practicable date, comply with any formal or informal written request for additional information or documentary material received by it or any of its Affiliates from any Governmental Body. Each of Buyer and Sellers will (A) subject to applicable Law, promptly notify the other party of any substantive written communication made to or received by Buyer or Sellers, as the case may be, from any Governmental Body regarding any of the transactions contemplated hereby, (B) subject to applicable Law, permit the other party to review in advance any proposed substantive written communication to any such Governmental Body and incorporate the other party’s reasonable comments thereto, (C) not agree to participate in any substantive meeting or discussion with any such Governmental Body in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless, to the extent reasonably practicable, it consults with the other party in advance and, to the extent permitted by such Governmental Body, gives the other party the opportunity to attend, and furnish the other party with copies of all correspondence, filings and written communications between them and their Affiliates and their respective representatives on one hand and any such Governmental Body or its staff on the other hand, in each case with respect to this Agreement and the transactions contemplated hereby. Actions under (A), (B) and (C) of this Section may be limited to an outside counsel only basis to the extent reasonably deemed necessary by the parties. All filing fees under the HSR Act shall be borne by the Buyer.

(b)In addition, in furtherance and not in limitation of the other provisions of Section 10.06(a), Buyer shall take all actions (A) necessary to defend, including through pursuing litigation on the merits, any administrative or judicial Proceeding asserted or threatened by any Governmental Body or other Person under Antitrust Laws (including pursuing all available avenues of administrative and/or judicial appeal) that seeks, or would reasonably be expected to seek, to prevent, restrain, impede, delay, enjoin or otherwise prohibit the consummation of the transactions contemplated hereby, and (B) necessary in order to avoid entry of, or to have vacated, lifted, reversed, overturned or terminated, any Order (whether temporary, preliminary or permanent) entered, issued or threatened under Antitrust Laws that would prevent, impede, delay, enjoin or otherwise prohibit the consummation of the transactions contemplated hereby, prior to the Outside Date (including any extension thereof pursuant to Section 9.01(d))).

(c)Notwithstanding anything herein to the contrary, the Buyer shall not be required by this Section 10.06 to take or agree to undertake any action, including entering into any consent decree, hold separate order or other arrangement, that would (A) require the divestiture of any assets of the Buyer, the Company, or any of their respective Affiliates, (B) limit the Buyer’s freedom of action with respect to the Company or any of its assets or businesses or any of the Buyer’s or its Affiliates’ other assets or businesses or (C) limit the Buyer’s ability to acquire or hold, or exercise full rights of ownership with respect to, the Company.

10.07Further Assurances

.  From time to time, as and when requested by any party and at such requesting party’s expense, any other party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions as the requesting party may reasonably deem necessary to evidence and effectuate the transactions contemplated by this Agreement.

Article 11

Definitions

11.01Definitions

.  For purposes hereof, the following terms, when used herein with initial capital letters, will have the respective meanings set forth herein:

“Accounting Firm” has the meaning set forth in Section 1.03(d).

“Acquisition Transaction” means, in one or more transactions, any sale, exclusive license or transfer (whether by asset sale, stock sale, merger, consolidation or otherwise) of the Business or, other than in the Ordinary Course, any asset or group of assets that, individually or collectively, are material to the Business; provided, however, that, for the avoidance of doubt, a sale of CHC or any securities of any Seller that does not, and would not reasonably be expected to, materially prohibit, delay or hinder the transactions contemplated by this Agreement or any Ancillary Agreement shall not be deemed an Acquisition Transaction.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person.  For the purposes of this definition, “controlling,” “controlled” and “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, Contract or otherwise.

“Agreed Accounting Principles” means those accounting principles and practices set forth on Annex B.

“Agreed Tax Treatment” has the meaning set forth in Section 10.02(a).

“Agreement” has the meaning set forth in the Preamble.

“Allocation” has the meaning set forth in Section 10.02(a).

“Ancillary Agreements” means the Escrow Agreement, the Transition Services Agreement, the Contribution Agreement and the Non-Competition Agreement and all the other agreements, certificates, instruments and other documents to be executed or delivered in connection with the transactions contemplated by this Agreement.

“Anti-Bribery Laws” has the meaning set forth in Section 3.14(a).

“Antitrust Laws” shall mean the Sherman Act of 1890, as amended; the Clayton Act of 1914, as amended; the Federal Trade Commission Act of 1914, as amended; the HSR Act, and all other federal, state, foreign or supranational Laws or Orders in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Assignable Right” has the meaning set forth in Section 7.05.

“Bargaining Representative” has the meaning set forth in Section 3.17(a).

“Balance Sheet” has the meaning set forth in Section 1.03(c).

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day ending at 11:59 p.m. (New York City time) other than a Saturday or Sunday or a day on which the Federal Reserve Bank of New York is closed.

“Business Employee” has the meaning set forth in Section 3.05(g).

“Business Permits” has the meaning set forth in Section 3.14(a).

“Buyer” has the meaning set forth in the Preamble.

“Buyer Closing Certificate” has the meaning set forth in Section 1.04(b)(ii).

“Buyer Indemnified Parties” has the meaning set forth in Section 8.02.

“Buyer 401(k) Plan” has the meaning set forth in Section 7.04(f).

“Buyer’s Representatives” has the meaning set forth in Section 6.02.

“Calculation Time” means 11:59 p.m. local time in Nashville, Tennessee on the day immediately prior to the Closing Date.

“Cap Amount” means an amount equal to $12,500,000.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“CHC” has the meaning set forth in the Preamble.

“CHT” has the meaning set forth in Preamble.

“Clean Team Agreement” has the meaning set forth in Section 10.04(a).

“Closing” has the meaning set forth in Section 1.01.

“Closing Date” has the meaning set forth in Section 1.01.

“Closing Indebtedness Amount” means the aggregate amount of Indebtedness of the Company as of immediately prior to the Closing.

“Closing Payment Amount” means an amount equal to (i) the Purchase Price (as adjusted pursuant to Section 1.03(a)(i) but for the avoidance of doubt disregarding any adjustment pursuant to Section 1.03(a)(ii)), minus (ii) the Escrow Amount.

“Closing Statement” has the meaning set forth in Section 1.03(c).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Commitment Letter” means an executed debt financing commitment letter from the financial institutions identified therein as amended, restated, amended and restated, supplemented or replaced in compliance with this Agreement (including when following a Financing Failure Event), pursuant to which the financial institutions party thereto have agreed to provide or cause to be provided the debt financing set forth therein for the purposes of financing the transactions contemplated hereby.  For the purposes of this Agreement, the term “Commitment Letter” shall be deemed to include any commitment letter (or similar agreement) with respect to any alternative financing arranged in compliance herewith (and any Commitment Letter remaining in effect at the time in question).

“Company” has the meaning set forth in the Recitals.

“Company Assumed Liabilities” has the meaning set forth in the Contribution Agreement.

“Company Proprietary Software” means the Software developed by or on behalf of and owned by Sellers and their Subsidiaries (or any previous Persons who owned the Business, or any portions thereof) and marketed, distributed, or licensed (including through a software as a service model) by Sellers and their Subsidiaries and included in the Seller Contributed Assets.

“Company IP” means all Intellectual Property owned or purported to be owned by the Company immediately following the consummation of the Restructuring.

“Confidentiality Agreement” has the meaning set forth in Section 10.04(a).

“Contracts” means all legally binding contracts, agreements, licenses, indentures, notes, bonds, instruments, leases, mortgages, sales orders, purchase orders, arrangements, commitments, obligations and other understandings or undertakings of any nature, in any case whether written or oral, and all amendments, restatements, supplements or other modifications thereto or waivers thereunder.

“Contribution Agreement” means that certain Contribution Agreement, in the form attached hereto as Exhibit B, entered into by Sellers and the Company.

“Covered Matters” has the meaning set forth in Schedule 11.01.

“Data Site” means the electronic data site maintained by Sellers in connection with the transactions contemplated by this Agreement.

“Debt Financing” means the debt financing contemplated by the Commitment Letter.

“Deductible” means $837,500.

“Disallowed Tax Benefit” has the meaning set forth in Section 8.04(c).

“Disputed Items” has the meaning set forth in Section 1.03(d).

“Effective Time” has the meaning set forth in Section 1.01.

“EMR” means electronic medical record.

“Electronic Delivery” has the meaning set forth in Section 12.20.

“Environmental Laws” means all federal, state, local and foreign statutes, regulations, and ordinances, and all Orders and determinations that are binding upon Sellers and their Subsidiaries and Affiliates (in each case, solely to the extent related to the Business, the Seller Contributed

Assets or the Company Assumed Liabilities) and the Company, concerning pollution or protection of the environment, including all those relating to the generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, release, threatened release, control, or cleanup of any Hazardous Substances, as such of the foregoing are promulgated and in effect on or prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Plan” has the meaning set forth in Section 3.12(a).

“Escrow Agent” has the meaning set forth in Section 1.04(c).

“Escrow Agreement” has the meaning set forth in Section 1.04(c).

“Escrow Amount” has the meaning set forth in Section 1.04(c).

“Escrow Funds” has the meaning set forth in Section 1.04(c).

“Estimated Closing Indebtedness Amount” has the meaning set forth in Section 1.03(b).

“Estimated Net Working Capital” has the meaning set forth in Section 1.03(b).

“Estimated Transaction Expenses” has the meaning set forth in Section 1.03(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Final Closing Adjustment Excess” has the meaning set forth in Section 1.03(g).

“Final Closing Adjustment Shortfall” has the meaning set forth in Section 1.03(g).

“Final Closing Indebtedness Amount” has the meaning set forth in Section 1.03(e).

“Final Net Working Capital” has the meaning set forth in Section 1.03(e).

“Final Transaction Expenses” has the meaning set forth in Section 1.03(e).

“Financial Statements” has the meaning set forth in Section 3.04(a).

“Financing Failure Event” means any of the following (a) the commitments with respect to the Debt Financing in an amount equal to the Required Amount expiring or being terminated, (b) for any reason the Debt Financing in an amount equal to the Required Amount becoming unavailable, (c) a breach or repudiation by any Financing Source of such obligations to fund commitments under the Commitment Letter, or (d) any party to a Commitment Letter or any Affiliate or agent of such Person shall allege (in writing) that any of the events set forth in clauses (a) through (c) has occurred.

“Financing Sources” means the Persons that have committed to provide or otherwise entered into agreements in connection with the Debt Financing in connection with the transactions contemplated by this Agreement, including the parties named in the Commitment Letter and any joinder agreements thereto together with their Affiliates, officers, directors, employees and representatives involved in the Debt Financing.

“Fraud” means the actual and intentional common law fraud (and not negligent misrepresentation or negligent omission, or any form of fraud based on recklessness or negligence or constructive fraud) solely with respect to the making of a representation or warranty set forth in this Agreement, any Ancillary Agreement or any certificate, document or other instrument delivered pursuant to this Agreement.

“Fundamental Representations” has the meaning set forth in Section 8.04(a).

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“General Expiration Time” has the meaning set forth in Section 8.01.

“Governmental Body” means any federal, state, local, municipal, foreign, international, multinational or other government or quasi-governmental authority or any department, agency, commission, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing.

“Government Payment Program” means any federal, state, or local government health care plan or program, including, without limit, Medicare, Medicaid, TriCare, or CHAMPUS.

“Hazardous Substance” means petroleum or any hazardous substance as defined in CERCLA.

“Healthcare Laws” means (a) all Laws relating to the regulation, provision or administration of, or payment for, healthcare products or services, including, but not limited to (i) the federal Anti‑Kickback Statute (42 U.S.C. §1320a‑7b(b)), the Physician Self-Referral Law, commonly known as the “Stark Law” (42 U.S.C. §1395nn), the civil False Claims Act (31 U.S.C. §3729 et seq.), TRICARE (10 U.S.C. Section 1071 et seq.), Sections 1320a‑7 and 1320a‑7a of Title 42 of the United States Code and the regulations promulgated pursuant to such statutes; (ii) HIPAA; (iii) Medicare (Title XVIII of the Social Security Act) and the regulations promulgated thereunder; and (iv) Medicaid (Title XIX of the Social Security Act) and the regulations promulgated thereunder; (b) quality and safety Laws relating to the provision of healthcare products or services; (c) rules governing the provision of services to employees with workers compensation coverage or licensure or certification as a healthcare organization to provide such services; and (d) licensure Laws relating to provision or sale of healthcare products or services.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104‑191), the Health Information Technology for Economic and Clinical Health Act (passed as part of the American Recovery and Reinvestment Act of 2009) and the regulations promulgated thereunder.

“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, with respect to any Person at any date, without duplication:  (a) all obligations of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding ordinary course trade accounts payable incurred in the Ordinary Course that do not involve the purchase of equipment, fixed assets or other capital expenditures or obsolete inventory), including all obligations resulting from any holdback, earn-out, performance bonus or other contingent payment arrangement relating to or arising out of any prior acquisition, business combination or similar transaction, (c) all non-contingent reimbursement or payment obligations with respect to surety instruments, (d) all obligations evidenced by notes, bonds, debentures or similar instruments, (e) all capitalized lease obligations as determined under GAAP and any off-balance sheet financing, (f) all obligations with respect to any interest rate swap or other hedging contracts or derivative contracts or arrangements, (g) all obligations under any performance bond or letter of credit, but only to the extent drawn or called prior to the Closing, (h) all liabilities for any outstanding compensation, severance or consulting amounts or other benefits or payment obligations owed (whether currently or for services to be provided in the future) to any former (as of the Closing) employee, service provider, director, manager or officer (including any amounts paid in settlement of any Proceeding claiming or demanding any such amounts) and any Taxes payable in connection therewith, (i) all liabilities relating to any deferred compensation, commissions, bonuses or phantom stock or phantom equity arrangements (in each case whether accrued or not) in respect of any current or former employee, service provider, director, manager or officer solely to the extent attributable to the pre-Closing period and any Taxes payable in connection therewith, and any liabilities relating to any non-competition obligations, (j) any unfunded pension, defined benefit or retirement plan liabilities, (k) any indebtedness or other amounts owing or due to any Seller or any owner or holder of any Ownership Interest, customers, directors, managers officers or employees of the Company or Affiliate of the Company (other than for salary accruals and vacation accruals owed to employees arising in the Ordinary Course), including any amounts owed with respect to any dividends or distributions with respect to, or any repurchases or purchases of, any Ownership Interests of the Company or Affiliate of the Company (l) any amounts payable or other Liabilities relating to the Seller Business, (m) all indebtedness referred to in clauses (a) through (l) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in any asset or property owned or held by such Person or the Seller Contributed Assets (whether or not such indebtedness secured thereby shall have been assumed by such Person or is nonrecourse to the credit of such Person), (n) all guaranty obligations in respect of indebtedness or obligations of any other Person (other than the Company) of a type described in clauses (a) through (m) above, and (p) for clauses (a) through (n) above, all accrued interest thereon, if any, and any termination fees, prepayment penalties, premiums, breakage costs, make-whole, expense reimbursement or other fees, costs, expenses or other payment obligations related thereto or associated with the repayment of such Indebtedness on the Closing Date.  For the avoidance of doubt, Indebtedness shall not include any amounts taken into account in the calculation of Net Working Capital, any Transaction Expenses or any indebtedness incurred by Buyer or any of its Affiliates (other than the Company) in connection with the consummation of the transactions contemplated hereby or any indebtedness incurred by the Company at the direction of Buyer at the Closing.

Indebtedness Pay-Off Letter” means, with respect to any Indebtedness of a Person owed to any third party, a payoff letter which sets forth (a) the amount required to repay in full all

Indebtedness owed to such holder, (b) the wire transfer instructions for the repayment of such Indebtedness to such holder, (c) a release of all Liens granted by such Person (and its Affiliates (as applicable)) to such holder or otherwise arising with respect to such Indebtedness, effective upon repayment of such Indebtedness, and (d) authorization to file all UCC termination statements and releases necessary to evidence satisfaction and termination of such Indebtedness and to enable release of all Liens relating thereto.

“Indemnitee” has the meaning set forth in Section 8.06(a).

“Indemnitor” has the meaning set forth in Section 8.06(a).

“Indemnitor Acknowledgment” has the meaning set forth in Section 8.06(b).

“Information Security Incident” means any theft, unauthorized or illegal use or disclosure of, or unauthorized access to, Personally Identifiable Information, including any "breach" as defined in 45 C.F.R. § 164.402.

“Intellectual Property Rights” means all intellectual property rights, existing under the laws of any jurisdiction in the world, arising from or in respect of the following: (i) all patents and applications therefor, including continuations, divisionals, continuations-in-part, reexaminations, or reissues of patent applications and patents issuing thereon and other industrial property rights, (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, corporate names, and other source designators, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof, (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights, (iv) all Internet domain names and social media accounts, and (v) all rights in trade secrets, know-how, inventions, designs, Software, and registration and regulatory data and information.

“Interim Financial Statements” has the meaning set forth in Section 3.04(a).

“IRS” means the Internal Revenue Service.

“IT Systems” has the meaning set forth in Section 3.10(k).

“Law” or “Laws” shall mean any applicable foreign, federal, state, county, or local statute, law, ordinance, code, common law, rule or regulation issued by any Governmental Body.

“Lead Arranger” means Golub Capital Markets LLC.

“Lease” shall mean that certain Lease, dated May 1, 1996, as amended by that certain First Modification of Lease dated June 13, 2002, as further amended by that certain Second Modification of Lease dated September 1, 2009, and as supplemented by that letter agreement dated November 26, 2013, by and between Robertson Building, LLC, a Missouri limited liability company and successor-in-interest to MSIHQ LLC, as landlord, and CHT, successor-in-interest to Management Software, Inc., as tenant.

“Lease Assignment” means an assignment to the Company of CHT’s leasehold interest in the Leased Real Property located at 1550 E. Republic Rd., Springfield, Missouri 65804, in the form attached hereto as Exhibit C (subject to the footnotes included therein).

“Leased Real Property” has the meaning set forth in Section 3.06(a).

“Liabilities” means any Indebtedness, liabilities, demands, commitments or obligations of any nature whatsoever, whether accrued or unaccrued, absolute or contingent, direct or indirect, asserted or unasserted, fixed or unfixed, known or unknown, choate or inchoate, perfected or unperfected, liquidated or unliquidated, secured or unsecured, or otherwise, whether due or to become due, whether arising out of any Contract or tort based on negligence or strict liability and whether or not the same would be required by GAAP to be stated in financial statements or disclosed in the notes thereto, and however arising and including all fees, costs and expenses related thereto.

“Liens” means any lien, mortgage, security interest, claim, deed of trust, preemptive right, charge, option, right of first refusal, easement, proxy, voting trust or agreement, transfer restriction, assessment, covenant, burden, hypothecation, pledge deposit, encumbrance, or other similar restriction.

“Losses” means all damages, injuries, judgments, royalties, awards, settlements, penalties, fines, costs (including reasonable costs of investigation or defense of any matter indemnified against hereunder, such as demands and Proceedings), Taxes, losses, liabilities, expenses and fees, including court costs and reasonable attorneys’, accountants’ and experts fees and expenses; provided, however, Losses do not include, and the Buyer Indemnified Parties shall not be entitled to seek or recover under any theory of liability with respect to, (i) any Losses to the extent they are in the nature of consequential (to the extent such Losses are not foreseeable), or (ii) any exemplary or punitive damages, except in the case of (i) and (ii) of this definition, to the extent paid or payable in connection with a Third Party Claim.

“Material Adverse Effect” means an event, change, effect, occurrence, or development that (individually or considered together with all other events, changes, effects, occurrences and developments) has, had or would reasonably be expected to have, a material adverse effect upon the business, operations, financial condition, assets or operating results of the Company or the Business taken as a whole, provided, however, that none of the following shall be taken into accounting in determining whether there is a Material Adverse Effect: (i) changes in general business or economic conditions affecting the industry in which the Business operates, (ii) national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or any foreign jurisdiction in which the Business operates, or any of their respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or any foreign jurisdiction in which the Business operates, (iii) any acts of God, including any earthquakes, floods, hurricanes, tropic storms, fires or other natural disasters or any national, international or regional calamity or any man-made disaster, (iv) changes in financial, banking, securities, commodities or foreign exchange markets (including any disruption thereof and any decline in the price of any security or any market index),

(v) changes in GAAP, (vi) changes in Laws, Orders or other binding directives issued by any Governmental Body after the date hereof, (vii) the taking of any action expressly required by this Agreement or the Ancillary Agreements or taken with Buyer’s express written consent, or the announcement of this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby, or (viii) any failure of the Business or the Company to meet any projections, forecasts, budgets or estimates for any period ending after the date of this Agreement, including with respect to revenue, earnings, cash flow or cash position; provided, that this clause (viii) shall not prevent a determination that any event, change, effect, occurrence, or development underlying such failure to meet projections, forecasts, budgets or estimates has resulted in a Material Adverse Effect (to the extent such event, change, effect, occurrence, or development is not otherwise excluded from this definition of Material Adverse Effect), provided, however, except that if any matter described in any of clauses (i), (ii), (iii), (iv), (v) or (vi) of this paragraph has had a disproportionate effect on the business, operations, financial condition, assets or operating results of the Business taken as a whole relative to other participants in the industries in which the Business operates, then the impact of such event on the Business only to the extent it has disproportionately affected the Business shall be taken into account for purposes of determining whether a Material Adverse Effect has occurred.

“Material Clients” has the meaning set forth in Section 3.21.

“Material Contract” or “Material Contracts” has the meaning set forth in Section 3.09(c).

“Material Suppliers” has the meaning set forth in Section 3.22.

“Membership Interests” has the meaning set forth in the Recitals.

“Mini-Basket” has the meaning set forth in Section 8.04(a).

“Multiemployer Plan” means a multiemployer plan within the meaning of section 3(37) or 4001(a)(3) of ERISA.

“Net Working Capital” means, as of the Calculation Time, (a) the current assets of the Company, minus (b) the current liabilities of the Company; provided that Net Working Capital shall be calculated in accordance with the Agreed Accounting Principles and as further adjusted in accordance with the example calculation on Annex C. An example of the calculation of Net Working Capital, as of December 31, 2017, calculated in accordance with this definition and the Agreed Accounting Principles, is provided in Annex C hereto for illustrative purposes (and for purposes of reflecting certain adjustments thereto) in connection with how the parties intend to determine Estimated Net Working Capital and Final Net Working Capital pursuant to Section 1.03.

“Net Working Capital Target” means negative $8,000,000.

“Non-Income Statement Omitted Service” shall have the meaning set forth in the Transition Services Agreement.

“Nine-Month Financial Statements” has the meaning set forth in Section 3.04(a).

“Nine-Month Financial Statements Period” has the meaning set forth in Section 3.04(a).

“Non-Competition Agreement” has the meaning set forth in the Recitals.

“Objection Period” has the meaning set forth in Section 1.03(d).

“Objections Statement” has the meaning set forth in Section 1.03(d).

“OIG” has the meaning set forth in Section 3.23(b).

“Ordinary Course” means the ordinary course of business, consistent with past practice.

“Order” means any order, judgment, ruling, injunction, award, stipulation, assessment, decree or writ, whether preliminary or final, of any Governmental Body.

“Organizational Documents” means, with respect to any entity, as applicable, the certificate of incorporation, articles of incorporation, bylaws, articles of organization, partnership agreement, limited liability company agreement, formation agreement, joint venture agreement and other similar organizational documents of such entity, and any amendment or restatement of any of the foregoing.

“Outside Date” has the meaning set forth in Section 9.01(d).

“Ownership Interests” means, with respect to any entity, any of the following: (i) any shares of capital stock or any other securities or equity or ownership interests of such entity (in the case of the Company, including the Membership Interests), or (ii) any options or warrants or purchase, subscription, conversion or exchange rights, or securities convertible into or exchangeable for, or other Contracts or commitments that could require any Person to issue, sell or otherwise cause to become outstanding, any shares of capital stock or any other securities or equity or ownership interests of such entity.

“Permitted Liens” means (i) statutory Liens for current Taxes or other governmental charges not yet due and payable, in each case for which adequate reserves have been made with respect thereto to the extent required by GAAP, (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the Ordinary Course for amounts which are not yet due and payable, in each case for which adequate reserves have been made with respect thereto to the extent required by GAAP and which are not, individually or in the aggregate, material, (iii) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Leased Real Property which are not violated by the current use and operation of the Leased Real Property, (iv) covenants, conditions, restrictions, easements, rights-of-way, defects or imperfections in title and other similar matters of record affecting the landlord’s underlying title to the Leased Real Property which do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used in connection with the Business, and (v) Liens incurred in the Ordinary Course under the Assumed Contracts.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Personally Identifiable Information” means any information that identifies or locates, or in combination with other reasonably available data, can be used to identify or locate, a specific natural person, including but not limited to: (a) a natural person’s first and last name, in combination with a (i) social security number or tax identification number, or (ii) credit card number, bank account information and other financial account information, or financial customer or account numbers, account access codes and passwords; and (b) Protected Health Information as defined at 45 CFR §160.103.

“Plans” has the meaning set forth in Section 3.12(a).

“Preamble” means the preamble of this Agreement.

“Pre-Closing Representation” has the meaning set forth in Section 12.16.

“Privacy Laws” means (i) all United States federal, state, provincial or local government laws, treaties, statutes, regulations, ordinances, directives and other provisions having the force or effect of law, and all Orders and determinations that are binding upon Sellers (solely with respect to the Business) and the Company, concerning the Processing of Personally Identifiable Information, including but not limited to HIPAA; and (ii) the Payment Card Industry Data Security Standards.

“Proceeding” means any legal, administrative, arbitral or other proceeding, suit, litigation (in law or equity), mediation, hearing, inquiry, request for information that is outside of the Ordinary Course, prosecution, investigation, examination, charge, audit or action by or before any Governmental Body or any arbitrator or arbitration panel.

“Process” or “Processing” shall mean the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium) regulated by Privacy Laws.

“Purchase Price” has the meaning set forth in Section 1.03(a).

“Real Property Leases” has the meaning set forth in Section 3.06(a).

“Recitals” means the recitals of this Agreement.

“Recovery Costs” has the meaning set forth in Section 8.04(d).

“Registered IP” has the meaning set forth in Section 3.10(a).

“Related Party” means any (i) current or former equityholder, officer, manager, partner or director of any Seller or any of its Subsidiaries, (ii) Affiliate of any Seller or any of its Subsidiaries, (iii) Affiliate or immediate family member of any of the Persons referred to in clauses (i) or (ii) above and (iv) trust or other Person (other than the Sellers and their Subsidiaries) in which any one of the individuals referred to in clauses (i), (ii) and (iii) above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a voting, proprietary or equity interest.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any hazardous substance or pollutant or contaminant).

“Representatives” has the meaning set forth in Section 6.04.

“Required Amount” means the portion of the Purchase Price payable on the Closing Date.

“Required Financial Information” means the financial statements required under paragraph 5 of Exhibit C to the Commitment Letter (as in effect on the date of this Agreement).

“Restructuring” has the meaning set forth in the Recitals.

“Retained Liabilities” has the meaning set forth in the Contribution Agreement.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Sellers” has the meaning set forth in the Preamble.

“Seller Additional Confidential Information” has the meaning set forth in Section 10.04(b).

“Seller Business” has the meaning set forth in the recitals.

“Seller Closing Certificate” has the meaning set forth in Section 1.04(a)(ii).

“Seller Contributed Assets” has the meaning set forth in the Contribution Agreement.

“Seller Indemnified Parties” has the meaning set forth in Section 8.03.

“Seller Taxes” means any Taxes (i) imposed on any Seller for any taxable period, (ii) imposed with respect to the Company or its assets or operations for any taxable period (or portion of any period) ending on or before the Closing Date, (iii) imposed in connection with the transactions contemplated by this Agreement (including any Transfer Taxes (iv) of any Person other than the Company imposed on the Company as a result of being a member of any “affiliated group” (as that term is defined in Section 1504(a) of the Code) on or before the Closing Date pursuant to Treasury Regulation Section 1.1502-6 or any similar state, local, or foreign Law, (v) imposed on Buyer as a transferee or successor of any Seller or (vi) resulting from any Disallowed Tax Benefit.

“Seller 401(k) Plan” has the meaning set forth in Section 7.04(f).

“Shared Contract Activities” has the meaning set forth in Section 7.05.

“Software” means all computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code or object code form, software databases and compilations, software development toolkits, APIs, and all documentation, user manuals, and other training documentation related to the foregoing.

“Special Claim” has the meaning set forth in Section 8.06(d).

“Specified Pre-Closing Period” means the period commencing on the date of this Agreement and ending on the date that is ten (10) Business Days after the date of this Agreement.

“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association, limited liability company, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association, limited liability company, or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association, limited liability company, or other business entity if such Person or Persons are allocated a majority of partnership, association, limited liability company, or other business entity gains or losses or otherwise control the managing director, managing member, general partner or other managing Person of such partnership, association, limited liability company, or other business entity. Notwithstanding the foregoing, for purposes of this Agreement, the Company shall be excluded from the definition of a Subsidiary of Sellers.

“Targeted Employees” has the meaning set forth in Section 7.04(a).

“Tax” or “Taxes” means, with respect to any Person, (a) all U.S. federal, provincial, territorial, state, municipal, local, domestic, foreign or other taxes, imposts, assessments, levy or other governmental charge including ad valorem, alternative or add-on minimum, built-in-gains, capital, capital stock, customs and import duties, disability, documentary stamp, employment, environmental (including taxes under Section 59A of the Code), estimated, excise, franchise, gains, goods and services, gross income, gross receipts, income, intangible, inventory, license, mortgage recording, net income, occupation, payroll, personal premium, property, production, profits, property, real property, recording, registration, rent, sales, severance, social security, stamp, transfer, transfer gains, unemployment, use, value added, windfall profits, withholding, natural resources, entertainment, amusement, composite, healthcare, escheat or unclaimed property (whether or not considered a tax under applicable Law) or other tax of any kind whatsoever, together with any interest, additions, fines or penalties with respect thereto or in respect of any failure to comply with any requirement regarding Tax Returns and any interest in respect of such additions, fines or penalties; (b) liability of any Person for the payment of any amounts of the type described in clause (a) arising as a result of being (or ceasing to be) a member of any “affiliated group” (as that term is defined in Section 1504(a) of the Code) or any combined, consolidated or unitary group under any similar provision of foreign, state or local Law (or being included in any Tax Return relating thereto); and (c) liability for the payment of any amounts of the type described in clause (a) or (b) as a result of being a transferee or successor of any Person or as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person or otherwise.

“Taxing Authority” means any Governmental Body responsible for the administration or the imposition of any Tax.

“Tax Benefit” has the meaning set forth in Section 8.04(d).

“Tax Representations” has the meaning set forth in Section 8.01.

“Tax Returns” means any return, declaration, report, notice, form, claim for refund, information return, statement or other documents (including Treasury Form TD F 90-22.1 and FinCEN Form 114) relating to, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body, or maintained by any Person, or required to be maintained by any Person, in connection with the determination, assessment, collection or payment of Tax of any party or the administration of any Laws, regulations or administrative requirements relating to any Tax, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 8.06(a).

“Transaction Expenses” means any of the following incurred by or on behalf of the Company, on or prior to the Closing Date (or incurred on or prior to the Closing Date by any other Person that are required to be paid or reimbursed by the Company): (a) all fees, commissions, costs or expenses incurred in connection with the preparation, negotiation, execution and/or consummation of this Agreement and/or any of the Ancillary Agreements and/or the consummation or performance of any of the transactions contemplated hereby or thereby, including the fees and expenses of any broker, investment banker or financial advisor, and any legal, accounting and/or consulting fees and expenses, (b) all compensation, benefits or other amounts paid or required to be paid to any current or former director, manager, officer, employee, contractor, consultant or other service provider or agent arising or resulting from, triggered by or otherwise in connection with this Agreement or the transactions contemplated by this Agreement (including any change of control bonuses or payments, stay or retention bonuses or payments, sale bonuses or payments, severance payments, transaction bonuses or similar arrangements, bonuses or payments paid, owing, payable, arising from, triggered by, as a result of or otherwise in connection with the transactions contemplated by this Agreement, whether or not such bonuses or payments do not become payable until the occurrence of a termination of employment or the occurrence of any other event or circumstance that may occur after the consummation of the transactions contemplated by this Agreement) but solely to the extent attributable to the pre-Closing period, (c) the employer’s portion of Social Security, Medicare, FUTA, and other payroll Taxes attributable to or associated with the exercise, payout or cancellation of any options, profits interests or other equity interests, or any compensation, benefits or payments to any Person described in clause (b) above, (d) any Transfer Taxes, and (e) one-half of the fees, costs and expenses, if any, payable to the Escrow Agent under the Escrow Agreement.  For the avoidance of doubt, Transaction Expenses shall not include any amounts included in the calculation of Net Working Capital.

“Transaction Matters” has the meaning set forth in Section 12.16.

“Transfer Taxes” has the meaning set forth in Section 10.02(d).

“Transfer Tax Returns” has the meaning set forth in Section 10.02(d).

“Transition Services Agreement” means that certain Transition Services Agreement, in the form attached hereto as Exhibit D (subject to the finalization of the schedules thereto prior to Closing with respect to matters that are noted in Exhibit D that are subject to finalization) to be entered into by CHC (or one of its Subsidiaries) and the Company.

“Unpaid Transaction Expenses” means the amount of all Transaction Expenses that have not been paid as of immediately prior to the Closing.

“U.S.” or “United States” means the United States of America.

11.02Other Definitional Provisions

.

(a)All references in this Agreement to Exhibits, disclosure schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, disclosure schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise.  Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and will be disregarded in construing the language hereof.  All references in this Agreement to “days” refers to “calendar days” unless otherwise specified.

(b)Exhibits and disclosure schedules to this Agreement are attached hereto and by this reference incorporated herein for all purposes.

(c)The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The words “either,” “or,” “neither,” “nor” and “any” are not exclusive. The word “including” (in its various forms) means including without limitation.  All references to “$” and dollars will be deemed to refer to United States currency unless otherwise specifically provided.

(d)Pronouns in masculine, feminine or neuter genders will be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires.

(e)Unless the context requires otherwise, “party” and “parties” refers to the parties hereto.

Article 12

Miscellaneous

12.01Press Releases and Communications

.  No press release or public announcement related to this Agreement or the transactions contemplated herein, or prior to the Closing, any other announcement or communication to the employees, clients or suppliers of Sellers, their Subsidiaries or the Company related to this Agreement or the transactions contemplated herein, will be issued or made by any party hereto without the joint written approval of Buyer and Sellers, unless required by Law or by the rules of any securities exchange or self-regulatory organization applicable to any party hereto or any of their direct or indirect Affiliates (in the reasonable opinion of counsel) in which case Buyer and Sellers will have the right to review and provide comments on (which such comments shall be considered by the disclosing party in good faith) such press release, announcement or communication, to the extent permitted by Law and reasonably practicable, prior to its issuance, distribution or publication; provided, however, that nothing contained herein limits any party from making any disclosures of the terms and existence of this Agreement or the transactions contemplated herein (a) to their respective Affiliates in order that such Person may provide information about the subject matter of this Agreement and the transactions contemplated herein to their respective actual and prospective limited partners and investors in connection with their fundraising and reporting activities, (b) as necessary to implement the provisions of this Agreement or to comply with the accounting and the U.S. Securities and Exchange Commission disclosure obligations and (c) to public stockholders of its Affiliates and/or analysts in the Ordinary Course for a transaction of the type contemplated by this Agreement.

12.02Expenses

.  Except as otherwise expressly provided herein (including Sections 1.03(d), 8.06(b), 10.02(c) and 10.06), Buyer and Sellers will each pay their own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not).

12.03Prevailing Party

.  In the event of a dispute between any of the parties with respect to obligations under this Agreement, the prevailing party in any action or Proceeding in any court or arbitration in connection therewith will be entitled to recover from such other party its costs and expenses, including, without limitation, reasonable legal fees and associated court costs.

12.04Knowledge Defined

.  For purposes of this Agreement, the phrase “Sellers’ knowledge” (and similar phrases) as used herein means (a) the actual knowledge of the following officers and/or employees of CHC: Dan Monahan, Billie Whitehurst, David Aug, and Abby Bilyeu and (b) the knowledge that any such Person referenced in the immediately preceding clause (a) above would reasonably be expected to have obtained in the performance of their duties (taking into consideration such Person’s position as an officer and/or employee) with the Sellers, their Subsidiaries and the Company.   For purposes of this Agreement, the phrase “Buyer’s knowledge” (and similar phrases) as used herein means (x) the actual knowledge of the following executive officers of Buyer: Kevin Scalia and Tony Ritz and (y) the knowledge that any such Person referenced in the immediately preceding clause (x) above would reasonably be expected to have obtained in the performance of their duties (taking into consideration such Person’s position as an executive officer) with Buyer.  For purposes of clarification, it is understood and agreed that any individuals listed above shall have no personal liability in any manner whatsoever hereunder or otherwise related to the transactions contemplated hereby solely by virtue of being named in the above referenced definition.

12.05Notices

.  All notices, requests, demands, claims and other communications required or permitted hereunder will be in writing and will be sent by nationally recognized overnight courier, registered mail, certified mail, facsimile or pdf.  Any notice, request, demand, claim or other communication required or permitted hereunder will be deemed duly given, as applicable, (a) one Business Day following the date sent when sent by overnight delivery, (b) upon delivery when sent by facsimile or e-mail (as a pdf), in each case with confirmation of receipt, or (c) upon personal delivery, addressed as follows (unless another address has been previously specified in writing):

Notices to Buyer:

ECS Acquisition Co. LLC

c/o Netsmart Technologies, Inc.

4950 College Boulevard

Overland Park, KS 66211

Attention: Anthony Ritz, Chief Financial Officer

E-mail: ARitz@ntst.com

with a copy to:

Paul Hastings LLP
695 Town Center Drive
Seventeenth Floor
Costa Mesa, CA 92626
Facsimile:  (714) 979-1921
Attention:  Brandon Howald

Email:  brandonhowald@paulhastings.com

Notices to Sellers:

Change Healthcare Solutions, LLC

3055 Lebanon Pike, Suite 1000

Nashville, Tennessee 37214

Attention:Denise Ceule, Corporate Secretary

Email: dceule@changehealthcare.com

Facsimile No:(615) 238-9730

with a copy to:

Bass, Berry & Sims PLC

150 Third Avenue South, Suite 2800

Nashville, TN 37201

Facsimile: (615) 742-2709

Attention:  Howard H. Lamar III

Electronic Mail: hlamar@bassberry.com

Facsimile: (615) 742-0458

Attention:  Scott W. Bell

Electronic Mail: sbell@bassberry.com

12.06Assignment

.  This Agreement and any rights and obligations hereunder may not be assigned, hypothecated or otherwise transferred by any party hereto (by operation of Law or otherwise) without the prior written agreement of Buyer and Sellers; provided, however, notwithstanding the foregoing, Buyer (and, after the Closing, the Company) may, without obtaining the consent of any party hereto, assign any of its rights and/or obligations under this Agreement or any related agreement to any of its Affiliates, to its lenders, or any representative agent on behalf thereof (including any Financing Source or any representative or agent of any Financing Source) as collateral security or to any Person that acquires (whether by merger, purchase of stock, purchase of assets or otherwise), or is the successor or surviving entity in any such acquisition, merger or other transaction involving, Buyer (or, after the Closing, the Company) (provided, however, that if Buyer (or, after the Closing, the Company), as applicable, so assigns its rights and/or obligations without the consent of the Sellers, Buyer (or, after the Closing, the Company), as applicable, shall not be relieved of its obligations hereunder in respect of any such assignment).  Any purported assignment in breach of this Section 12.06 shall be null and void.

12.07Severability

.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and the parties will amend or otherwise modify this Agreement to replace any prohibited or invalid provision with an effective and valid provision that gives effect to the intent of the parties to the maximum extent permitted by applicable Law.

12.08No Strict Construction

.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any Person.  The disclosure schedules attached to this Agreement have been arranged for purposes of convenience in separately titled sections corresponding to sections and subsections of this Agreement; provided, however, that each section and subsections of the disclosure schedules will be deemed to incorporate by reference all information disclosed in any other section of the disclosure schedules and will be deemed disclosure for all Sections of this Agreement, in each case if, and only to the extent, the relevance of such item is reasonably apparent on the face of the disclosure.  Capitalized terms used in the disclosure schedules and not otherwise defined therein have the meanings given to them in this Agreement.  The parties hereto intend that each representation, warranty, covenant and agreement contained herein shall have independent significance. If any party hereto has breached any representation, warranty, covenant or agreement contained herein in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same or similar subject matter that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, covenant or agreement.  The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the disclosure schedules or Exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including, without limitation, whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the Ordinary Course, and no party will use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the disclosure schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in this Agreement or in any disclosure schedule or Exhibit is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the Ordinary Course for purposes of this Agreement.  The information contained in this Agreement and in the disclosure schedules and Exhibits is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any party to any third party of any matter whatsoever (including, without limitation, any violation of Law or breach of contract).

12.09Amendment and Waiver

.  Any provision of this Agreement or the disclosure schedules or Exhibits may be amended or waived only in a writing signed by Buyer and Sellers.  No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no waiver of any provision hereunder or any breach or default thereof will extend to or affect in any way any other provision or prior or subsequent breach or default. Notwithstanding anything to the contrary in this Agreement, Section 12.06 (Assignment), this Section 12.09 (Amendment and Waiver), Section 12.12(b) (Governing Law), Section 12.13(b) (Consent to Jurisdiction and Service of Process), Section 12.14 (Waiver of Jury Trial), Section 12.15(d) (No Third Party Beneficiaries), Section 12.19(b) (Specific Performance; Other Remedies), and Section 12.21 (Limitation on Recourse) may not be amended, modified, waived or terminated in a manner that is adverse in any respect to the Lead Arranger without the prior written consent of the Lead Arranger, such consent not to be unreasonably withheld, delayed or conditioned.

12.10Complete Agreement

.  This Agreement and the documents referred to herein (including the Ancillary Agreements, the Confidentiality Agreement and the Clean Team Agreement) contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, with respect to the subject matter hereof and thereof.

12.11Counterparts

.  This Agreement may be executed in multiple counterparts (including by means of telecopied signature pages or electronic transmission in portable document format (pdf)), any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

12.12Governing Law

.

(a)

Except as set forth in clause (b) of this Section 12.12, all matters relating to the interpretation, construction, validity and enforcement of this Agreement will be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than the State of Delaware.
(b)

Notwithstanding anything herein to the contrary, the parties hereto agree that any claim, controversy or dispute any kind or nature (whether based upon contract, tort or otherwise) involving a Financing Source that is in any way related to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Commitment Letter, the performance thereof or the financings contemplated thereby, shall be governed by, and construed in accordance with, the laws of the State of New York.

12.13Consent to Jurisdiction and Service of Process

.

(a)

Subject to Sections 1.03, 10.02 (which will govern any dispute arising thereunder), and clause (b) of this Section 12.13, the parties to this Agreement submit to the exclusive jurisdiction of the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware) in respect of the interpretation and enforcement of the provisions of this Agreement and any related agreement, certificate or other document delivered in connection herewith and by this Agreement waive, and agree not to assert, any defense in any action for the interpretation or enforcement of this Agreement and any related agreement, certificate or other document delivered in connection herewith that they are not subject thereto or that such action may not be brought or is not maintainable in such courts or that this Agreement may not be enforced in or by such courts or that their property is exempt or immune from execution, that the action is brought in an inconvenient forum, or that the venue of the action is improper.  Service of process with respect thereto may be made upon any party to this Agreement by mailing a copy thereof by registered or certified mail, postage prepaid, to such party at its address as provided in Section 12.05.

(b)

Notwithstanding the foregoing, each of the parties hereto hereby agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in connection with the Closing in any way relating to this Agreement, the Commitment Letter, or any of the transactions contemplated hereby or thereby, including, without limitation, any dispute arising out of or relating in any way to the Commitment Letter or the performance thereof, in any forum other than any United States Federal or New York State court sitting in the Borough of Manhattan, in the City of New York (or any appellate court therefrom), and that the provisions of Section 12.13(b) relating to the waiver of jury trial shall apply to any such action, cause of action, claim, cross-claim or third-party claim.

12.14Waiver of Jury Trial

.  Each party hereby acknowledges and agrees that any controversy which may arise under this Agreement or the Commitment Letter is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to (1) this Agreement or the transactions contemplated by this Agreement or (2) the Commitment Letter or any of the transactions contemplated by the Commitment Letter, including any action, proceeding or counterclaim against any Financing Source, in each case, whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise.  Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each such party understands and has considered the implications of this waiver, (iii) each such party makes this waiver voluntarily, and (iv) each such party has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 0.

12.15No Third Party Beneficiaries

.  This Agreement is for the sole benefit of the parties hereto and no Person other than the parties will have any rights, remedies or benefits under any provision of this Agreement, other than (a) the Buyer Indemnified Parties and the Seller Indemnified Parties with respect to Article 8, (b) Bass, Berry & Sims PLC with respect to Sections 12.16, (c) the Non-Recourse Parties with respect to Section 12.21 (to the extent expressly provided therein), and (d) the Financing Sources which the parties hereto specifically acknowledge and agree are hereby made express third party beneficiaries of Section 12.06 (Assignment), Section 12.09 (Amendment and Waiver), Section 12.12(b) (Governing Law), Section 12.13(b) (Consent to Jurisdiction and Service of Process), Section 12.14 (Waiver of Jury Trial), Section 12.15(d) (No Third Party Beneficiaries), Section 12.19(b) (Specific Performance; Other Remedies) and Section 12.21 (Limitation on Recourse).

12.16Representation of Sellers and their Affiliates

.  Buyer agrees that, following the Closing, Bass, Berry & Sims PLC may serve as counsel to Sellers and their Affiliates (for the avoidance of doubt, other than the Company) in connection with any matters related to this Agreement or any related agreement, certificate or other document delivered in connection herewith and the transactions contemplated hereby and thereby (the “Transaction Matters”), including any litigation, claim or obligation arising out of or relating to this Agreement or any related agreement, certificate or other document delivered in connection herewith or the transactions contemplated hereby or thereby notwithstanding any representation by Bass, Berry & Sims PLC prior to the Closing Date of the Company (the “Pre-Closing Representation”).  Buyer (on behalf of itself and its Subsidiaries, including, following the Closing, the Company) hereby (i) waives any claim they have or may have that Bass, Berry & Sims PLC has a conflict of interest or is otherwise prohibited from engaging in such representation by virtue of the Pre-Closing Representation and (ii) agrees that, in the event that a dispute arises after the Closing with respect to the Transaction Matters between Buyer, the Company and Sellers or any of their Affiliates, Bass, Berry & Sims PLC may represent Sellers or any of their Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to Buyer or the Company and even though Bass, Berry & Sims PLC may have represented the Company in Transaction Matters prior to the Closing.  Buyer (on behalf of itself and its Subsidiaries, including, following the Closing, the Company) also further agrees that, as to all communications among Bass, Berry & Sims PLC and the Company and Sellers or their Affiliates and representatives, that relate in any way to the Transaction Matters, the attorney-client privilege and the expectation of client confidence belongs to Sellers and may be controlled by Sellers and will not pass to or be claimed by Buyer or the Company.  Notwithstanding the foregoing, in the event that a dispute arises between Buyer, the

Company and a third party other than a party to this Agreement after the Closing, the Company may assert the attorney-client privilege to prevent disclosure of confidential communications by Bass, Berry & Sims PLC to such third party; provided, however, that the Company may not waive such privilege without the prior written consent of Sellers.

12.17Deliveries to Buyer; Disclaimer

.  Buyer agrees and acknowledges that all documents or other items included in the Data Site and accessible by Buyer and its representatives (including, without limitation, Buyer’s accountants and any of Buyer’s legal counsel) at least three (3) Business Days prior to the date hereof will be deemed to be delivered to Buyer for all purposes hereunder.  Buyer acknowledges and agrees that Sellers have not made any representation or warranty, express or implied, as to the Business or the Company or as to the accuracy or completeness of any information regarding the Business or the Company furnished or made available to Buyer or its representatives, except as expressly set forth in this Agreement or the Ancillary Agreements and, except as set forth in this Agreement or the Ancillary Agreements, Sellers and their Affiliates will not have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer or Buyer’s use of or reliance on, any such information or any information, documents or material made available to Buyer.  Buyer further agrees that none of Sellers nor any of their past, present or future direct or indirect Affiliates, directors, officers, members, employees or representatives will have or be subject to any liability or indemnification obligation (whether in contract or in tort) to Buyer or any other Person resulting from the distribution to Buyer, or Buyer’s use of, any such information, including any information, document or material made available to Buyer or its Affiliates or representatives in the Data Site, management presentations or any other form in expectation of the transactions contemplated by this Agreement or otherwise, other than to the extent covered by a representation or warranty set forth in Article 3, Article 4 or any Ancillary Agreement.  In connection with Buyer’s investigation of the Business and the Company, Buyer has received from or on behalf of Sellers certain projections, including projected statements of operating revenues and income from operations of the Business and the Company and certain business plan information of the Business and the Company.  Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that Buyer will have no claim against Sellers or any other Person with respect thereto, other than to the extent covered by a representation or warranty set forth in Article 3, Article 4 or any Ancillary Agreement.  Accordingly, Sellers make no representations or warranties whatsoever with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), other than to the extent a covered by a representation or warranty set forth in Article 3, Article 4 or any Ancillary Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, nothing in this Section 12.17 shall in any way limit any of the representations or warranties set forth in Article 3, Article 4 or any Ancillary Agreement.

12.18Conflict Between Transaction Documents

.  The parties agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement, document or instrument contemplated hereby, this Agreement will govern and control.

12.19Specific Performance; Other Remedies

.

(a)The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its terms.  The parties acknowledge and agree that (i) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages and without posting a bond, this being in addition to any other remedy to which they are entitled at Law or equity, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement.  Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law.  The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section shall not be required to provide any bond or other security in connection with any such injunction.

(b)Notwithstanding anything to the contrary contained in this Agreement, (i) the Sellers and their respective subsidiaries, affiliates, directors, officers, employees, agents, partners, managers, members or stockholders shall not have any rights or claims against any Financing Source, in any way relating to this Agreement or any of the transactions contemplated by this Agreement, or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Commitment Letter or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise and (ii) no Financing Source shall have any liability (whether in contract, in tort or otherwise) to any of the Sellers and their respective subsidiaries, affiliates, directors, officers, employees, agents, partners, managers, members or stockholders for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Commitment Letter or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise.  In addition, without modifying or qualifying in any way the preceding sentence or implying any intent contrary thereto, the Sellers for themselves and on behalf of their respective subsidiaries, affiliates, directors, officers, employees, agents, partners, managers, members or stockholders hereby waive any rights or claims against the Financing Sources and hereby agree that in no event shall the Financing Sources have any liability or obligation to any such Person and in no event shall any such Person seek or obtain any other damages of any kind against any Financing Source (including consequential, special, indirect or punitive damages), in each case, relating to or arising out of this Agreement or the Debt Financing.

12.20Electronic Delivery

.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto will re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument will raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.

12.21Limitation on Recourse

.  No claim shall be brought or maintained by any party hereto or any of its Subsidiaries or their respective Affiliates or their respective successors or permitted assigns against any officer, director, employee (present or former) or Affiliate of Buyer, the Company or Sellers, as applicable (who shall be third party beneficiaries of this Section 12.21) (collectively, the “Non-Recourse Parties”), which is not otherwise expressly identified as a party hereto, and no recourse shall be brought or granted against any of the Non-Recourse Parties, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties or covenants of any party hereto set forth or contained in this Agreement or any exhibit or schedule hereto or any certificate delivered hereunder. Notwithstanding anything to the contrary contained in this Agreement, subject to the rights of the parties to the Commitment Letter under the terms thereof, the parties hereby agree that none of the Financing Sources shall have any liability to the Sellers or any of their Affiliates or any other Person (other than Buyer and its permitted assigns in respect of the Debt Financing) relating to or arising out of this Agreement or the Debt Financing), whether at law or equity, in contract or in tort or otherwise, and neither the Sellers nor any of their Affiliates or any other Person (other than Buyer and its permitted assigns in respect of the Debt Financing) shall have any rights or claims against any of the Financing Sources under this Agreement or the Debt Financing, whether at law or equity, in contract or in tort, or otherwise.

*      *      *      *

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

BUYER:

ECS Acquisition Co. LLC

By:   /s/ Michael Valentine

Name: Michael Valentine

Its: President

SELLERS:

CHANGE HEALTHCARE HOLDINGS, LLC

By  /s/ Denise Ceule

Name: Denise Ceule

Its: Assistant Secretary

CHANGE HEALTHCARE Technologies, LLC

By:    /s/ Denise Ceule

Name: Denise Ceule

Its:  Assistant Secretary